    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 2004

                                                     REGISTRATION NO. 333-115500
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO



                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            MEMBERWORKS INCORPORATED
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                            06-1276882
          (State or other jurisdiction of                              (I.R.S. Employer
           incorporation or organization)                           Identification Number)

                            MEMBERWORKS INCORPORATED
                      680 WASHINGTON BOULEVARD, SUITE 1100
                               STAMFORD, CT 06901
                                 (203) 324-7635
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             GEORGE W. THOMAS ESQ.
                            MEMBERWORKS INCORPORATED
                      680 WASHINGTON BOULEVARD, SUITE 1100
                               STAMFORD, CT 06901
                                 (203) 324-7635
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                             STEVEN T. GIOVE, ESQ.
                            SHEARMAN & STERLING LLP
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED             PER UNIT               PRICE(1)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Notes due 2014.............    $150,000,000              100%               $150,000,000              (3)
-------------------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees of 9 1/4% Senior
  Notes due 2014.........................       None(2)              None(2)                None(2)               None(2)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).

(2) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the subsidiary guarantees.

(3) Registration fee of $19,005 was previously paid by registrant.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        TABLE OF ADDITIONAL REGISTRANTS

                                               STATE OR OTHER
                                               JURISDICTION OF       PRIMARY STANDARD        I.R.S. EMPLOYER
                                                INCORPORATION    INDUSTRIAL CLASSIFICATION   IDENTIFICATION
NAME                                           OR ORGANIZATION          CODE NUMBER              NUMBER
----                                           ---------------   -------------------------   ---------------
Interactive Voice Media Baltimore LLC(1).....        DE                    7389                98-0169980
Interactive Voice Media Colorado LLC(1)......        DE                    7389                98-0195835
Interactive Voice Media Georgia LLC(1).......        DE                    7389                98-0190771
Interactive Voice Media Michigan LLC(1)......        DE                    7389                98-0170250
Interactive Voice Media New Jersey LLC(1)....        DE                    7389                98-0195847
Interactive Voice Media New York LLC(1)......        DE                    7389                98-0195834
Interactive Voice Media Ohio LLC(1)..........        DE                    7389                98-0190772
Interactive Voice Media Pennsylvania
  LLC(1).....................................        DE                    7389                98-0190773
Lavalife Washington D.C., L.L.C.(1)..........        DE                    7389                98-0169983
Interactive Media Group (USA) Ltd.(1)........        DE                    7389                98-0121016
Interactive Media Consolidated, Inc.(1)......        DE                    7389                98-0190774
Interactive (TX) Voice Media Corp.(1)........        TX                    7389                76-0471301
Interactive L.A. Voice Media Corp.(1)........        CA                    7389                95-4482652
Interactive Media (IL) Corp.(1)..............        IL                    7389                36-4060721
Interactive Media MO Corp.(1)................        MO                    7389                45-1593730
Barnes Holding Corp.(1)......................        NY                    7389                98-0131452
Interactive S.J. Voice Media Corp.(1)........        CA                    7389                94-3215560
Interactive Voice Media (CA) Corp.(1)........        CA                    7389                94-3147771
Interactive Voice Media (MN) Corp.(1)........        MN                    7389                41-1790935
Interactive Voice Media (Sacramento)
  Corp.(1)...................................        CA                    7389                94-3230007
Coverdell & Company, Inc.(2).................        GA                    7389                58-1604660
Discount Development Services, L.L.C.(3).....        IL                    7389                36-4395849
MemberWorks Canada LLC(4)....................        DE                    7389                    N/A
Impaq Marketing Corporation(4)...............        DE                    7389                47-0756248
Best Benefits, Inc.(3).......................        DE                    7389                56-2461030
Uni-Care, Inc.(3)............................        IL                    7389                36-3819290
Quota-Phone, Inc.(5).........................        NY                    7389                13-3078443
Countrywide Dental, Inc.(4)..................        DE                    7389                06-1378251
Lavalife Inc.(4).............................        DE                    7389                41-2138759
Lavalife Corp.(1)............................    Nova Scotia               7389                    N/A
MyHealthySavings.com, Inc.(4)................        DE                    7389                06-1596637
Billing Services International, Inc.(4)......        DE                    7389                22-3792589

---------------

(1) Registrant's address is 905 King Street West, Suite 500, Toronto, Ontario, Canada M6K369.

(2) Registrant's address is 1718 Peachtree Street NW, Atlanta, GA 30309.

(3) Registrant's address is 8420 West Bryn Mawr, Chicago, IL 80631.

(4) Registrant's address is 680 Washington Blvd., 11th Floor, Stamford, CT
    06091.

(5) Registrant's address is 3 Gannett Drive, White Plains, NY 10604.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED NOVEMBER 5, 2004

                            MEMBERWORKS INCORPORATED
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          9 1/4% SENIOR NOTES DUE 2014
                            ISSUED ON APRIL 13, 2004
            WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
             ($150,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR

                          9 1/4% SENIOR NOTES DUE 2014
                      REGISTERED UNDER THE SECURITIES ACT

                             ---------------------

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which together constitute the exchange offer, to exchange $150,000,000 aggregate principal amount of our new 9 1/4% Senior Notes due 2014, or the new notes, for $150,000,000 aggregate principal amount of our issued and outstanding 9 1/4% Senior Notes due 2014, or the old notes, and collectively with the new notes, the notes.

THE EXCHANGE OFFER


     - The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless extended.


     - All old notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of old notes may be withdrawn any time prior to 5:00 p.m. on the business day prior to expiration of the exchange offer.

     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

     - We will not receive any proceeds from the exchange offer.

THE NEW NOTES

     - The terms of the new notes to be issued are substantially identical to the outstanding old notes, except for the transfer restrictions and registration rights relating to the old notes.

     - The new notes will be our unsecured senior obligations and will be guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries and certain existing and future foreign subsidiaries, including Lavalife. The new notes and the related guarantees will rank equally in right of payment with any of our and such guarantors' existing and future unsecured senior indebtedness and will rank senior in right of payment to all of our and such guarantors' existing and future unsecured subordinated indebtedness. The new notes and the related guarantees will be effectively subordinated to all of our and such guarantors' secured indebtedness to the extent of the value of the assets securing such indebtedness.

     - No public market exists for the old notes or the new notes. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF MATTERS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Industry and Market Data..............   ii
Currency Translation..................   ii
Forward-Looking Statements............   ii
Summary...............................    1
Risk Factors..........................   15
The Lavalife Acquisition..............   26
Ratio of Earnings to Fixed Charges....   26
Use of Proceeds.......................   27
Selected Condensed Consolidated
  Financial Data......................   28


                                        PAGE
                                        ----
Description of Other Indebtedness.....   29
The Exchange Offer....................   30
Description of the New Notes..........   37
Certain U.S. Federal Income Tax
  Considerations......................   76
Plan of Distribution..................   82
Legal Matters.........................   82
Experts...............................   82
Where You Can Find More Information...   82
Incorporation by Reference............   83

                             ---------------------
     This exchange offer is not being made to, nor will we accept surrenders of old notes from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of old notes would not be in compliance with the securities of blue sky laws of such jurisdiction.

     Each holder of old notes wishing to accept this exchange offer must deliver the old notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of old notes by book-entry transfer into the exchange agent's account at The Depository Trust Company, DTC. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offer" in this prospectus and in the accompanying letter of transmittal.
                             ---------------------
     IF YOU ARE A BROKER-DEALER THAT RECEIVES NEW NOTES FOR YOUR OWN ACCOUNT PURSUANT TO THIS EXCHANGE OFFER, YOU MUST ACKNOWLEDGE THAT YOU WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE NEW NOTES. THE LETTER OF TRANSMITTAL ACCOMPANYING THIS PROSPECTUS STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, YOU WILL NOT BE DEEMED TO ADMIT THAT YOU ARE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933. YOU MAY USE THIS PROSPECTUS, AS WE MAY AMEND OR SUPPLEMENT IT IN THE FUTURE, FOR YOUR RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR OLD NOTES WHERE THE OLD NOTES WERE ACQUIRED BY YOU AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES. WE HAVE AGREED TO MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER IN CONNECTION WITH ANY SUCH RESALE FOR A PERIOD OF ONE YEAR AFTER THE DATE OF EXPIRATION OF THIS EXCHANGE OFFER. FOR MORE INFORMATION, SEE THE SECTION CALLED "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS.
                             ---------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY THEM. WE ARE NOT MAKING AN OFFER OF EXCHANGE IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                             ---------------------

     We are incorporating by reference into this prospectus important business and financial information about our company that is not included in or delivered with the prospectus. This information is available without charge upon written or oral request. Requests should be directed to:

                            MemberWorks Incorporated
                            680 Washington Boulevard
                          Stamford, Connecticut 06901
                         Attention: Investor Relations
                           Telephone: (203) 324-7635

     ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY           , 2004 TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.
                             ---------------------
                            INDUSTRY AND MARKET DATA

     Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe this information is reliable and market definitions are appropriate, none of the research, surveys and studies or these definitions has been verified by any independent sources.
                             ---------------------
                              CURRENCY TRANSLATION

     UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "$" IN THIS PROSPECTUS REFER TO UNITED STATES DOLLARS AND ALL REFERENCES TO "CDN$" REFER TO CANADIAN DOLLARS.

     The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates as of the end of the period for one Canadian dollar, expressed in United States dollars, based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise specified, all translations of Canadian dollars into U.S. dollars were made based on the noon buying rate in New York City as of April 1, 2004. On April 1, 2004, the inverse of the noon buying rate in New York City for cable transfers of Canadian dollars was Cdn$1.00 = US$0.7633.

                                                     YEAR ENDED DECEMBER 31,
                                            ------------------------------------------
                                             1999     2000     2001     2002     2003
                                            ------   ------   ------   ------   ------
High for the period.......................  0.6925   0.6969   0.6697   0.6619   0.7738
Low for the period........................  0.6535   0.6410   0.6241   0.6200   0.6349
Average for the period....................  0.6732   0.6734   0.6459   0.6369   0.7159
End of period.............................  0.6925   0.6669   0.6279   0.6329   0.7738

                             ---------------------
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which MemberWorks operates and our management's beliefs and assumptions. These forward-looking statements include statements that do not relate solely to historical or current facts and can be identified by the use of words such as "believe," "expect," "estimate," "project," "continue" or "anticipate." These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the many factors that could cause actual results to differ materially from the forward-looking statements are:

     - higher than expected membership cancellations or lower than expected membership renewal rates;

     - changes in the marketing techniques of credit card issuers;

     - increases in the level of commission rates and other compensation required by marketing partners to actively market with us;

     - potential reserve requirements by business partners such as our credit card processors;

     - unanticipated termination of marketing agreements;

     - our ability to integrate acquired businesses into our management and operations and operate successfully;

     - the extent to which we can continue to successfully develop and market new products and services and introduce them on a timely basis;

     - unanticipated changes in or termination of our ability to process membership fees through third parties, including credit card processors and bank card associations;

     - our ability to develop and implement operational and financial systems to manage growing operations;

     - our ability to recover from a complete or partial system failure or impairment, other hardware or software related malfunctions or programming errors;

     - the degree to which we are leveraged;

     - our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements;

     - further changes in the already competitive environment for our products or competitors' responses to our strategies;

     - changes in the growth rate of the overall U.S. economy, or the international economy where we do business, such that credit availability, interest rates, consumer spending and related consumer debt are impacted;

     - additional government regulations and changes to existing government regulations of our industry;

     - whether competitors of Lavalife move to a transactional-based model;

     - our ability to compete with other companies that have financial or other advantages;

     - adverse movement in foreign exchange rates;

     - our ability to attract and retain active members and customers;

     - adverse results of litigation or regulatory matters; and

     - new accounting pronouncements.

     Many of these factors are beyond our control, and, therefore, our business, financial condition, results of operations and cash flows may be adversely affected by these factors.

     We caution that such factors are not exclusive. All of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not have any intention or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                             ---------------------

                                    SUMMARY

     This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you in order to understand this exchange offer or the terms of the notes. You should read this entire prospectus, including "Risk Factors" and the additional information, including the financial statements and related notes, included or incorporated by reference in this prospectus, before making a decision to participate in this exchange offer. See "Incorporation by Reference."

     On April 1, 2004, MemberWorks Incorporated completed the acquisition of all of the assets and outstanding capital stock of Lavalife Inc. After the acquisition, Lavalife Inc. changed its name to Lavalife Corp., which now operates as a wholly owned subsidiary of MemberWorks Incorporated. As used in this prospectus, unless otherwise stated or the context otherwise requires, the term (1) "MemberWorks" refers to MemberWorks Incorporated and its subsidiaries prior to the acquisition of Lavalife, (2) "Lavalife" refers to the business conducted by Lavalife Inc. and its subsidiaries (3) "we," "us," "our" and similar terms refer to MemberWorks Incorporated and its subsidiaries, including Lavalife, and (4) the "Transactions" collectively refers to (i) the execution of our amended and restated senior secured credit facility, borrowings thereunder and the use of proceeds therefrom, (ii) our acquisition of Lavalife and the concurrent purchases by Lavalife's senior management of MemberWorks' restricted common stock and (iii) the offering of the old notes and the use of proceeds therefrom.

                               THE EXCHANGE OFFER

     On April 13, 2004, we completed the private offering of $150 million of 9 1/4% senior notes due 2014. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 30 business days of the effectiveness of the exchange offer registration statement. In the exchange offer, you are entitled to exchange your outstanding old notes for new registered notes with substantially identical terms. If the exchange offer is not completed within 30 business days of the effectiveness of the exchange offer registration statement, and in certain other circumstances, we will pay liquidated damages to each holder of the old notes. You should read the discussions under the headings "The Exchange
Offer -- Registration Rights" and "Description of the New Notes" for further information regarding the liquidated damages and the registered notes, respectively.

     We believe that the new notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer.

                            MEMBERWORKS INCORPORATED

     We are a marketing services leader, bringing value to consumers by designing innovative membership programs that offer members easy access to a variety of discounted products and services provided by our participating vendors and, with the acquisition of Lavalife, a leading global provider of web-based and interactive voice response ("IVR") based personals services. Through Lavalife, we offer customers both web-based, IVR-based and, most recently, cellular phone-based personals services, which allow them to interact with each other from anywhere in real time. For the year ended June 30, 2004, after giving pro forma effect to the Transactions, our revenues would have been $542.8 million.

MEMBERSHIP PROGRAMS

     Our programs are designed to offer members a combination of everyday savings, event-oriented discounts and peace of mind benefits, and are offered in English, French and Spanish. We partner with leading, brand name merchants and service companies to offer consumers valuable packages of members-only benefits. Membership programs are packaged around popular spending categories and typically offer potential savings well in excess of the program fee. We had approximately 5.6 million members as of June 30, 2004. Our clients

(who offer the membership programs to their customers), including West Corporation and Citibank, N.A., benefit by receiving royalty payments in exchange for providing us with new members or access to potential members. Our participating vendors (who offer products and/or services through our membership programs) have an incentive to provide discounts to our members in order to reach a large number of demographically attractive consumers while incurring minimal incremental marketing costs.

     Our membership programs are for either annual or monthly renewable terms. Traditionally, we marketed membership programs which had an up-front annual membership fee. However, beginning in fiscal 2003 and continuing into fiscal 2004, we expanded our marketing of membership programs in which the membership fees is payable monthly. During the year ended June 30, 2004, approximately 64% of our new member enrollments were in monthly payment program, and it is our intention to further increase the mix of monthly payment programs in fiscal 2005. Membership fees vary depending upon the particular services offered by the membership program.

     Our programs fall into the three categories described below:

     - Healthcare

       Health, wellness, and self-improvement programs offer significant savings on a comprehensive array of healthcare products, including prescription drugs, vitamins and supplements, eye glasses and contact lenses, hearing aides, durable medical equipment, and select consumer products. The programs also offer discounts on professional services, including medical, dental, chiropractic, alternative medicine, elder care and other personal health services.

     - Security

       Security and insurance programs offer discounts on products and services that enhance and improve the consumer's sense of security and well being. These programs offer access to services that help manage privacy and protection including identity theft insurance, card registration and credit reporting, scoring, and monitoring. Insurance programs offer competitively priced insurance products including life, supplemental health, accidental death, short-term and long-term disability, warranty and identity theft insurance coverage. Other program benefits include 24-hour protection services, roadside assistance and financial, tax, and retirement planning.

     - Discounts

       Discount programs offer exclusive access to members-only savings with leading brand name merchants covering a wide range of consumer spending categories including travel, transportation, entertainment, dining, shopping, home and small business. Savings are available through discounted gift cards, coupons, promotion codes and rebates.

PERSONALS SERVICES

     Through Lavalife, we offer both web-based, IVR-based and, most recently cellular phone-based personals services to Lavalife's customers. These services allow customers to interact with each other from anywhere in real time by phone, email, text chat or video. To acquire new customers and retain existing customers, Lavalife relies on its innovative products, marketing relationships with major media groups, advertising campaigns in large markets, a widely recognized brand name and an advanced technology infrastructure. Lavalife is headquartered in Toronto, Canada, and serves customers in the United States, Canada and other regions, principally Australia, which accounted for approximately 65%, 28% and 7%, respectively, of its net sales for the twelve months ended June 30, 2004. As of June 30, 2004, Lavalife had approximately 600,000 active web-based and IVR-based customers.

     Lavalife employs a transactional business model, in which customers buy non-refundable credits up front and spend those credits only when they want to interact with other customers. Lavalife's competitors generally employ a subscription model, in which customers pay a fixed periodic fee. We believe a transactional model is more attractive to new customers, who will join due to a lower initial cost and the ability to easily control their spending. The customer determines when to use the credits to communicate with other customers.

Furthermore, once a customer has an account balance, the customer has a strong financial incentive to return to use their remaining credits. To further encourage return visits, Lavalife continues to refine its product offerings and introduce innovative interactive products, including video and real time online social networking.

                             COMPETITIVE STRENGTHS

     We participate in the consumer membership services market of the direct marketing industry and, with the acquisition of Lavalife, in the personals services industry. A successful business model for membership and personals services business depends on a large and stable customer base, strong relationships with marketing partners and vendors, diversified distribution channels and an understanding of the regulatory environment. We believe we have successfully developed all of these aspects of our business model. We believe our competitive strengths are as follows:

     - Proven Business Model with Recurring Cash Flows -- Over the last 15 years, we have established a large and stable membership base. This membership base has historically generated a recurring stream of cash flows. After the initial new member acquisition costs are recovered, we generate a substantial stream of cash flow because the cost of maintaining a renewal member is minimal. In addition, with the acquisition of Lavalife, we are diversifying our proven business model by adding a complementary business with a history of consistent profitability and a large base of active customers. As of June 30, 2004, Lavalife had approximately 600,000 active web-based and IVR-based customers.

     - High Barriers to Entry -- The membership services business is characterized by high barriers to entry, which include establishing client and vendor relationships and acquiring a critical mass of members. By offering quality programs and a high level of customer service over the last 15 years, we have earned the trust of well-known vendors who, we believe, prefer to license their brands to established industry participants, such as ourselves. Building a membership services business sufficient to support continued growth takes time. In addition, because the benefits of a high margin cash flow are not realized until the member acquisition costs are recovered, new entrants are not likely to experience positive cash flow during the initial years of their operations and would require large amounts of upfront capital. In addition, the personals services business is characterized by barriers to entry, including a critical mass of customers and advanced computer and communication systems that support the business.

     - Extensive Vendor Network -- In most cases, the products and services accessed through our membership programs are offered and provided directly to members by independent benefit providers, or vendors. To ensure member satisfaction, we evaluate and engage only those vendors who we believe can deliver high quality products and services at discounted prices. We have thousands of vendors providing approximately 400 distinct benefits in the areas of healthcare, personal finance, insurance, travel, entertainment, fashion and more. Our strong vendor network continues to help us develop innovative membership programs by giving us access to a variety of products and services. We are able to establish and retain strong relationships with our vendors by leveraging our client relationships and large member base to drive low-cost incremental traffic to our vendors.

     - Strong Client Relationships -- We have established strong relationships with our clients, which have helped us increase our market penetration and gain access to a large number of potential new members. Our clients include banks and other financial institutions, e-commerce companies, direct response television companies, catalog companies, retailers, major oil companies and other organizations with large numbers of individual account holders and customers. We have built and maintained these client relationships by providing our clients' customers with high quality, innovative membership programs supported by our extensive vendor network.

     - Diversified Distribution Channels -- During the past several years, we have been able to effectively diversify our distribution channels for membership programs. We market our programs through a variety of direct marketing channels, including inbound call marketing through MemberLink(SM), online marketing, outbound telemarketing (which we outsource to third party contractors) and direct mail.

       Our diversified distribution channels for membership programs enable us to shift toward more cost effective distribution channels to acquire new members.

     - Lavalife's Transactional Business Model -- Lavalife employs a transactional business model, in which customers buy credits up front and spend those credits only when they want to interact with other customers. Our competitors generally employ a subscription model, in which customers pay a fixed periodic fee. We believe that a transactional business model is more attractive to new customers, who will join due to a lower initial cost and the ability to easily control their spending. In addition, once a customer has an account balance, the user has a strong financial incentive to return and use any remaining credits. Furthermore, through its transactional business model, Lavalife is positioned to immediately benefit from product upgrades that promote credit-consuming features.

     - Experienced Management Team -- We believe MemberWorks' senior management's extensive knowledge of the consumer industry has been important in building MemberWorks' successful membership programs business. In particular, Gary Johnson, one of our co-founders, has served as our President and Chief Executive Officer since our inception. MemberWorks' senior management has an average of seven years of experience at MemberWorks. In addition, the founders of Lavalife, each with 16 years of experience at Lavalife, have joined MemberWorks and, in connection with the acquisition, purchased approximately Cdn$11.9 million ($9.1 million) in MemberWorks' restricted common stock.

                                  OUR STRATEGY

     Our business strategy is to extend our position as a leading consumer membership and personals services company. We intend to strengthen our market leadership positions, maximize profitability and enhance cash flow through the following strategies:

     - Optimize Customer Retention -- We will seek to optimize our customer retention rates and revenue generated per customer by continuing to enhance our programs and services by adding more value and/or features. Historically, this strategy has enabled us to increase our average membership fees year over year while maintaining our membership base.

     - Pursue Growth Opportunities and Cost Synergies -- We expect to generate revenue growth and realize cost synergies from the Lavalife acquisition. We expect to increase our revenues by cross-selling MemberWorks' customized membership programs to Lavalife's customers and Lavalife's services to MemberWorks' members. We also expect to realize cost savings by combining certain of our operations and infrastructure and through potential volume discounts with our existing vendors and media companies that carry our advertisements.

     - Continue to Develop Innovative Products and Services -- We believe our membership programs are innovative with respect to the variety and quality of particular services, discounts, and other features offered. We will continue to increase the variety of programs offered and enhance the customer value in our existing programs by combining various features and benefits. We will also continue to customize our programs to the particular needs of our members and clients.

     - Capitalize on Global Online Market Opportunities -- Lavalife participates in the global market for online personals, which was estimated to be approximately $530.0 million in sales for 2003 according to Marketdata Enterprises Inc. We believe that this market will continue to grow, driven by growth in social acceptance, improved service offerings and the integration of new technologies. We intend to pursue a wider target audience for our membership programs by capitalizing on our broadened online marketing presence.

     - Pursue Strategic Acquisitions -- We believe that strategic acquisitions represent an effective means to broaden our product offerings. We intend to selectively pursue opportunities that enhance sales growth, increase customer and geographic diversity, offer complementary products, have proven technologies and/or provide potential revenue opportunities and marketing synergies.

                              RECENT DEVELOPMENTS

THE LAVALIFE ACQUISITION

     On April 1, 2004, MemberWorks completed the acquisition of all of the assets and outstanding capital stock of Lavalife for approximately Cdn$152.5 million ($116.4 million) in cash. See "The Lavalife Acquisition." Lavalife's senior management purchased approximately Cdn$11.9 million ($9.1 million) in MemberWorks' restricted common stock at closing of the acquisition. We financed the purchase price with cash on hand and borrowings of approximately $15.0 million under our $45.0 million senior secured credit facility. For the twelve months ended June 30, 2004, Lavalife had revenues of $71.7 million.

     We believe the Lavalife acquisition is an attractive opportunity for us because Lavalife offers:

     - entry into the growing personals services market with a leading brand;

     - a proven business model with consistent profitability;

     - a broad online marketing presence with a large potential target audience;

     - a transactional business model, which we believe is more favorable than a subscription business model for the personal services industry;

     - opportunities to cross-sell our programs and services across our customer base; and

     - an experienced management team with significant expertise in the personals services industry.

     Lavalife now operates as a wholly owned restricted subsidiary of MemberWorks, guarantees the old notes and will guarantee the new notes.

SENIOR SECURED CREDIT FACILITY

     On March 25, 2004, we entered into an amended and restated senior secured credit facility that allows borrowings of up to $45.0 million. Borrowings under the senior secured credit facility accrue interest at either LIBOR, or the base commercial lending rate for the bank, plus an applicable margin. As of June 30, 2004, we had $25.7 million of borrowing capacity remaining under the senior secured credit facility due to a $5.5 million letter of credit outstanding thereunder and other restrictions under the senior secured credit facility. See "Description of Other Indebtedness -- Senior Secured Credit Facility."

                             ---------------------

     MemberWorks Incorporated, a Delaware corporation, was organized in 1996 and conducted business under the name Cardmember Publishing Corporation from 1989 to 1996. As of October 13, 2004, we began doing business as Vertrue Incorporated. Our principal office is located at 680 Washington Boulevard, Stamford, CT 06901 and our phone number is (203) 324-7635. Our internet address is www.vertrue.com. Information on our website is not a part of this prospectus.

BARGAIN NETWORK INC. PROPOSED ACQUISITION

     On October 20, 2004, we announced that we had entered into an agreement to acquire Bargain Network Inc., a privately held provider of premier pricing services for homes, vehicles and consumer durables. We agreed to pay $27 million in cash at closing in addition to assuming certain liabilities. In addition, we will pay additional amounts in 2005 if certain milestones are achieved.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     On April 13, 2004, we issued $150,000,000 aggregate principal amount of unregistered 9 1/4% senior notes due 2014. These old notes are unconditionally guaranteed by all of our existing and future domestic subsidiaries that guarantee our credit facilities. The exchange offer relates to the exchange of up to $150 million aggregate principal amount of old notes for an equal aggregate principal amount of new notes. The new notes will be obligations of our company entitled to the benefits of the indenture governing the old notes. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes except that the new notes have been registered under the Securities Act of 1933, as amended, and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding notes, dated April 13, 2004 among us and the initial purchasers in the private offering. These benefits include the liquidated damages we would pay in the event that the filing and declaration of effectiveness of the required registration statement and subsequent consummation of an exchange offer pursuant to the registration statement do not occur within the time periods specified in the registration rights agreement.

Registration rights
agreement.....................   You are entitled to exchange your notes for
                                 registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The exchange offer............   We are offering to exchange $1,000 principal
                                 amount of 9 1/4% senior notes due 2014 which have been registered under the Securities Act for each $1,000 principal amount of our outstanding 9 1/4% senior notes due 2014 which were issued on April 13, 2004 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. As of this date there are $150 million principal amount of notes outstanding.
                                 We will issue registered notes on or promptly after the expiration of the exchange offer.

Resale of the new notes.......   Based on an interpretation by the staff of the
                                 Commission, we believe that you will be able to resell the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act if:

                                 - you are acquiring the new notes in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours.

                                 If any of these conditions are not satisfied,
                                 (1) you will not be eligible to participate in the exchange offer, (2) you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and (3) you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

                                 If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                 In accordance with the conditions, if you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities, you will not be eligible to participate in the exchange offer.

                                 The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


Expiration date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time,           , 2004, unless we
                                 decide to extend the expiration date.


Accrued interest on the new
notes and the outstanding
notes.........................   The new notes will bear interest from April 13,
                                 2004. Holders of outstanding notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment of interest on such outstanding notes accrued from April 13, 2004 to the date of the issuance of the new notes. Consequently, holders who exchange their outstanding notes for new notes will receive the same interest payment on October 1, 2004 (the first interest payment date with respect to the outstanding notes and the new notes to be issued in the exchange offer) that they would have received had they not accepted the exchange offer.

Termination of the exchange
offer.........................   We may terminate the exchange offer if we
                                 determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Should we fail to consummate the exchange offer, holders of outstanding notes will have the right under the registration rights agreement executed as part of the offering of the outstanding notes to require us to file a shelf registration statement relating to the resale of the outstanding notes.

Procedures for tendering
outstanding notes.............   If you are a holder of a note and you wish to
                                 tender your note for exchange pursuant to the exchange offer, you must transmit to LaSalle
                                 Bank National Association, as exchange agent, on or prior to the expiration date of the exchange offer:

                                 either

                                 - a properly completed and duly executed Letter
                                   of Transmittal, which accompanies this
                                   prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the

                                   Letter of Transmittal, to the exchange agent at the address set forth on the cover page of the Letter of Transmittal; or

                                 - a computer-generated message transmitted by
                                   means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal;

                                 and, either

                                 - a timely confirmation of book-entry transfer
                                   of your outstanding notes into the exchange agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer Procedure for Tendering," must be received by the exchange agent on or prior to the expiration date of the exchange offer; or

                                 - the documents necessary for compliance with
                                   the guaranteed delivery procedures described below.

                                 By executing the Letter of Transmittal, each holder will represent to us that, among other things, (1) the notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes whether or not such person is the holder, (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes and (3) neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 under the Securities Act) of ours.

Special procedures for
beneficial owners.............   If you are the beneficial owner of notes and
                                 your name does not appear on a security
                                 position listing of DTC as the holder of such notes or if you are a beneficial owner of registered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes or registered notes in the exchange offer, you should contact such person in whose name your notes or registered notes are registered promptly and instruct such person to tender on your behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery
procedures....................   If you wish to tender your notes and time will
                                 not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this prospectus under the heading "The Exchange
                                 Offer -- Guaranteed Delivery Procedure."

Withdrawal rights.............   You may withdraw the tender of your notes at
                                 any time prior to 5:00 p.m., New York City
                                 time, on      , 2004, the business day prior to
                                 the expiration date of the exchange offer.


Acceptance of outstanding
notes and delivery of new
notes.........................   Subject to the conditions summarized above in
                                 "Termination of the Exchange Offer" and
                                 described more fully under "The Exchange
                                 Offer -- Termination", we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Material U.S. federal income
tax consequences..............   The exchange of the notes pursuant to the
                                 exchange offer will not be a taxable exchange for U.S. federal income tax purposes.

Consequences of failure to
exchange......................   If you are eligible to participate in this
                                 exchange offer and you do not tender your old notes as described in this prospectus, you will not have any further registration rights. In that case, your old notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of new notes, the old notes are likely to be much less liquid than before the exchange offer. The old notes will, after the exchange offer, bear interest at the same rate as the new notes.

Use of proceeds...............   We will not receive any proceeds from the
                                 issuance of notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.


Exchange agent................   LaSalle Bank National Association is serving as
                                 exchange agent in connection with the exchange offer. The exchange agent can be reached at LaSalle Bank N.A., 135 LaSalle Street, Suite
                                 1960, Chicago, IL 60603 Attention: Gregory S.
                                 Clarke, Vice President. For more information with respect to the exchange offer, the telephone number for the exchange agent is
                                 (312) 904-5532 and the facsimile number for the exchange agent is (312) 904-2236.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Issuer........................   MemberWorks Incorporated.

Notes Offered.................   $150,000,000 in aggregate principal amount of
                                 9 1/4% Senior Notes due 2014.

Maturity Date.................   April 1, 2014.

Interest Payment Dates........   April 1 and October 1, commencing October 1,
                                 2004.

Subsidiary Guarantees.........   Our obligations under the new notes will be
                                 fully and unconditionally guaranteed by all of our existing and future domestic subsidiaries that guarantee our credit facilities. The new notes will also be guaranteed by Lavalife, which is a guarantor under the senior secured credit facility, and any of our future restricted foreign subsidiaries that guarantee our credit facilities. For the year ended June
                                 30, 2004, MemberWorks Incorporated and the subsidiary guarantors, after giving pro forma effect to the Transactions, would have accounted for approximately 96% of our revenues.

Ranking.......................   The new notes will be our senior unsecured
                                 obligations. Accordingly, they will rank:

                                 - pari passu in right of payment to all of our
                                   existing and future senior unsecured
                                   indebtedness; and

                                 - senior in right of payment to all of our
                                   existing and future subordinated indebtedness that expressly provides for its subordination to the new notes.

                                 The subsidiary guarantee of each guarantor will be such guarantor's senior unsecured obligations. Accordingly, they will rank:

                                 - pari passu in right of payment to all of such
                                   subsidiary guarantor's existing and future senior unsecured indebtedness; and

                                 - senior in right of payment to all of such
                                   subsidiary guarantor's existing and future unsecured indebtedness that expressly provides for its subordination to the new notes.

                                 The new notes and the guarantees will
                                 effectively be subordinated in right of payment to any secured indebtedness of us or our subsidiary guarantors to the extent of the value of the assets serving as security for such secured indebtedness. The new notes will also be effectively subordinated to all liabilities, including trade payables, of our subsidiaries that are not subsidiary guarantors.

                                 As of June 30, 2004:

                                 - we and our subsidiaries had approximately
                                   $240.0 million aggregate principal amount of outstanding indebtedness on a consolidated basis, $5.5 million of issued and undrawn letters of credit outstanding under our senior secured credit facility, and an additional $25.7 million available for borrowings under the senior secured credit facility;

                                 - approximately $90.0 million principal amount
                                   of our outstanding indebtedness was
                                   contractually subordinated to the new notes;

                                 and

                                 - our subsidiaries that are non-guarantors had
                                   approximately $4.4 million in liabilities, excluding intercompany liabilities but including trade payables.

Optional Redemption...........   At any time before April 1, 2007, we may redeem
                                 up to 35% of the new notes with net cash proceeds of certain equity offerings, as long as at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding after the redemption.

                                 We may redeem all or part of the new notes prior to April 1, 2009 by paying a make-whole premium. At any time on or after April 1, 2009, we may redeem some or all of the new notes at the redemption prices set forth under "Description of the New Notes -- Optional Redemption," plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See "Description of the New
                                 Notes -- Optional Redemption."

Mandatory Offer to
Repurchase....................   If we sell certain assets or experience
                                 specific kinds of changes in control, we must offer to purchase the new notes at the prices set forth under "Description of the New
                                 Notes -- Repurchase at the Option of Holders," plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants.............   We will issue the new notes under an indenture
                                 among us, the guarantors and the trustee. The indenture (among other things) will limit our and our restricted subsidiaries' ability to:

                                 - incur or guarantee additional indebtedness
                                   and issue preferred stock;

                                 - pay dividends or make other distributions;

                                 - create liens;

                                 - sell assets;

                                 - engage in sale and leaseback transactions;

                                 - place restrictions on the ability of our
                                   restricted subsidiaries to pay dividends or make other distributions;

                                 - engage in mergers or consolidations with
                                   other entities;

                                 - engage in certain transactions with
                                   affiliates: and

                                 - make certain investments.

                                 Each of these covenants is subject to a number of important exceptions and qualifications. See "Description of the New Notes -- Certain Covenants."

No Prior Market...............   The new notes will be new securities for which
                                 there is currently no market. Although the initial purchasers of the old notes have informed us that they intend to make a market in the new notes, they are not obligated to do so, and they may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the new notes will develop or be maintained.

                                  RISK FACTORS

     The new notes, like the old notes, entail substantial risk. You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth herein under "Risk Factors."

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table sets forth a summary of our unaudited pro forma financial data, giving effect to the Transactions as if they had occurred on the dates indicated and after giving effect to the pro forma adjustments. The consolidated balance sheet data as of June 30, 2004 has been derived from MemberWorks' audited historical consolidated balance sheet as of June 30, 2004. The unaudited pro forma consolidated statement of operations data for the year ended June 30, 2004 gives effect to the Transactions as if they occurred on July 1, 2003. The Lavalife acquisition was accounted for under the purchase method of accounting.

     The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transactions reflected therein been consummated prior to the period presented. The unaudited pro forma financial data are only a summary and should be read in conjunction with the "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MemberWorks' and Lavalife's consolidated financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of what the actual combined results of operations of the combined company would have been for the period presented, nor do these data purport to represent the results of future periods.

                                                                 YEAR ENDED
                                                               JUNE 30, 2004
                                                              ----------------
                                                              ($ IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................      $542,767
  Total expenses............................................       489,577
                                                                  --------
  Operating income..........................................        53,190
  Interest income (expense), net............................       (17,264)
  Other income (expense), net...............................         2,022
                                                                  --------
  Income before provision for income taxes..................        37,948
  Provision for income taxes................................        14,621
                                                                  --------
  Net income................................................      $ 23,327
                                                                  ========
OTHER FINANCIAL DATA AND SELECTED RATIOS:
  Depreciation and amortization.............................      $ 21,342
  Capital expenditures......................................         8,960
  Ratio of earnings to fixed charges(1).....................          2.78x
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents.................................      $159,496
  Restricted cash...........................................         3,120
  Total assets..............................................       453,162
  Total debt................................................       237,659
  Shareholders' (deficit) equity............................       (46,083)

---------------

(1) The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                  SUMMARY FINANCIAL INFORMATION OF MEMBERWORKS

     We are providing the following financial information to assist you in your analysis of the financial aspects of the Transactions. We derived the historical information below from the audited consolidated financial statements of MemberWorks as of and for the years ended June 30, 2002, 2003 and 2004. The information is only a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MemberWorks' consolidated financial statements and the notes thereto included elsewhere in this prospectus. The historical results included below and elsewhere in this document are not necessarily indicative of the future performance of MemberWorks or the combined company.

                                                            YEAR ENDED JUNE 30,
                                                       ------------------------------
                                                         2002       2003       2004
                                                       --------   --------   --------
                                                              ($ IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $427,602   $456,881   $488,739
Total expenses.......................................   415,713    434,595    435,869
                                                       --------   --------   --------
Operating income (loss)..............................    11,889     22,286     52,870
Non-operating gain (loss)............................    31,980     17,983         --
Interest income (expense), net.......................       333        570     (6,621)
Other income (expense), net..........................      (734)      (244)       349
                                                       --------   --------   --------
Income (loss) before equity in affiliate and minority
  interest...........................................    43,468     40,595     46,598
Equity in income of affiliate........................        --         --         --
Minority interest....................................       450         --         --
                                                       --------   --------   --------
Income (loss) before provision for income taxes......    43,918     40,595     46,598
Provision for income taxes...........................        --     16,239     18,638
                                                       --------   --------   --------
Net income (loss) before cumulative effect of
  accounting change..................................    43,918     24,356     27,960
Cumulative effect of accounting change...............    (5,907)        --         --
                                                       --------   --------   --------
Net income (loss)....................................  $ 38,011   $ 24,356   $ 27,960
                                                       ========   ========   ========
OTHER OPERATING DATA:
Active members (in millions at period end)...........       6.6        6.3        5.6
Price points(1):
  New annual.........................................  $     88   $    104   $    107
  Monthly............................................  $   8.97   $  10.11   $  11.37
OTHER FINANCIAL DATA AND SELECTED RATIOS:
Cash flow provided by operating activities...........  $ 17,014   $ 48,533   $ 47,948
Depreciation and amortization........................    13,252     12,120     13,252
Capital expenditures.................................     5,761      5,463      7,057
Ratio of earnings to fixed charges(2)................     17.69x     15.52x      5.67x
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents............................  $ 45,502   $ 72,260   $159,496
Restricted cash......................................     5,683      2,732      3,120
Total assets.........................................   280,817    248,505    453,162
Total debt...........................................     3,627      8,273    246,943
Shareholders' (deficit) equity.......................   (20,630)   (20,283)   (46,083)

---------------

(1) New annual price points reflect the weighted average price billed to new annual members during the relevant period and monthly price points reflect the weighted average price billed to new monthly members during the relevant period.

(2) The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interest in consolidated subsidiaries and loss from equity investees) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to participate in the exchange offer. You should also consider the other information included or incorporated by reference in this prospectus before making a decision to participate in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment.

RISKS RELATED TO MEMBERWORKS' BUSINESS

  MEMBERWORKS' PROFITABILITY DEPENDS ON MEMBERS CONTINUING TO RETAIN THEIR MEMBERSHIPS IN ITS PROGRAMS. INCREASED CANCELLATIONS COULD IMPAIR MEMBERWORKS' PROFITABILITY.

     MemberWorks generally incurs losses and negative cash flow during the initial year of an individual membership program, as compared to renewal years. This is due primarily to marketing costs associated with obtaining a new member. In addition, MemberWorks experiences a higher percentage of cancellations during the initial membership period as compared to renewal periods. Annual members may cancel their membership at any time during the membership period generally for a pro rata refund of the membership fee based on the remaining portion of the membership period. Monthly members are billed each month after the trial period until they cancel their membership. Accordingly, the profitability of each of MemberWorks' programs depends on recurring and sustained membership renewals and increased cancellations could have a material adverse effect on its business, financial condition, results of operations and cash flows.

  MEMBERWORKS' BUSINESS MAY SUFFER IF IT FAILS TO SUCCESSFULLY INTEGRATE LAVALIFE OR OTHER BUSINESSES IT ACQUIRES IN THE FUTURE OR TO PROPERLY ASSESS THE RISKS IN PARTICULAR TRANSACTIONS.

     MemberWorks acquired all of the assets and outstanding capital stock of Lavalife, and MemberWorks may acquire other businesses and assets in the future. The successful integration of the acquired businesses and assets, such as Lavalife, into its existing operations can be critical to MemberWorks' future performance. Acquired businesses may not be successfully integrated with MemberWorks' operations or produce the anticipated benefits in a timely manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies or cost savings could have a material adverse effect on MemberWorks' business, financial condition, results of operations and cash flows. Although MemberWorks attempts to evaluate the risks inherent in each transaction and to value acquisition candidates appropriately, MemberWorks cannot assure you that it will properly ascertain all such risks or that acquired businesses and assets will perform as MemberWorks expects or enhance the value of MemberWorks as a whole. In addition, acquired companies or businesses may have larger than expected liabilities that are not covered by the indemnification, if any, MemberWorks obtains from the seller.

  THE LOSS OF MEMBERWORKS' KEY CLIENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS RESULTS OF OPERATIONS.

     Membership programs sponsored by MemberWorks' two largest clients, West Corporation and Citibank, N.A. (and its affiliates), accounted for 16% and 21% of MemberWorks' revenue, respectively, for the fiscal year ended June 30, 2003 and 18% and 12% of MemberWorks' revenue, respectively, for the year ended June 30, 2004. A loss of MemberWorks' key clients or a decline in the businesses of the clients from which MemberWorks acquires new members could have a material adverse effect on MemberWorks' results of operations. There can be no assurance that one or more of MemberWorks' key or other clients will not terminate their relationship with MemberWorks or suffer a decline in their business from which MemberWorks acquires new members.

  MEMBERWORKS MARKETS MANY OF ITS MEMBERSHIP PROGRAMS THROUGH CREDIT CARD ISSUERS. A DOWNTURN IN THE CREDIT CARD INDUSTRY OR CHANGES IN THE MARKETING TECHNIQUES OF CREDIT CARD ISSUERS COULD ADVERSELY AFFECT MEMBERWORKS.

     MemberWorks' future success is dependent in large part on continued demand for its membership programs within its clients' industries. In particular, membership programs marketed through MemberWorks' credit card issuer clients accounted for a significant amount of its revenues in fiscal 2003. A significant downturn in the credit card industry or a trend in that industry to reduce or eliminate its use of membership programs could have a material adverse effect on MemberWorks' business, financial condition, results of operations and cash flows.

  THE UNANTICIPATED TERMINATION OF AGREEMENTS WITH VENDORS COULD HAVE A MATERIAL ADVERSE EFFECT ON MEMBERWORKS' BUSINESS.

     MemberWorks depends on vendors to provide most of the products and services included in the programs it markets. The vendors generally operate pursuant to non-exclusive agreements with MemberWorks that may be terminated by the vendor with limited prior notice. There can be no assurance that, in the event a vendor ceases operations, or terminates, breaches or chooses not to renew its agreement with MemberWorks, a replacement vendor could be retained on a timely basis, if at all. In addition, vendors are independent contractors and the level and quality of services they provide is outside MemberWorks' control. Any service interruptions, delays or quality problems could result in customer dissatisfaction and membership cancellations and/or termination of clients' relationships with MemberWorks, which could have a material adverse effect on MemberWorks' business, financial condition, results of operations and cash flows.

  MEMBERWORKS DEPENDS ON CREDIT CARD PROCESSORS TO OBTAIN PAYMENTS FOR IT.

     MemberWorks depends on credit card processors to obtain payments for it. The credit card processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a credit card processor ceases operations or terminates its agreement, there can be no assurance a replacement credit card processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in collecting payments, which could have a material adverse effect on MemberWorks' business, financial condition, results of operations and cash flows.

  MEMBERWORKS' EFFORTS TO INCREASE THE SHARE OF MONTHLY PAYMENT PROGRAMS IN ITS PROGRAM MIX MAY ADVERSELY AFFECT ITS CASH FLOW.

     MemberWorks has traditionally marketed membership programs which have an up-front annual membership fee. However, in fiscal 2003, MemberWorks expanded its marketing of membership programs for which membership fees are payable in monthly installments. During the fiscal 2004, approximately 64% of MemberWorks' new member enrollments were in monthly payment programs, and it is MemberWorks' intention to further increase the mix of monthly payment programs in 2005. MemberWorks' increased emphasis on monthly payment programs adversely affects its cash flow because the immediate cost of acquiring a new member is higher than the first month's membership fee.

  MEMBERWORKS MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES IN ITS INDUSTRY THAT HAVE FINANCIAL OR OTHER ADVANTAGES.

     MemberWorks believes that the principal competitive factors in its industry include the ability to identify, develop and offer innovative membership programs, the quality and breadth of membership programs offered, competitive pricing and in-house marketing expertise. MemberWorks' competitors offer membership programs which provide products or services similar to, or which compete directly with, those provided by MemberWorks. These competitors include, among others, Aegon N.V., Trilegiant (a subsidiary of Cendant Corporation). Fords and General Electric Financial Assurance. In addition, MemberWorks could face competition if its current clients or other companies were to introduce their own in-house membership programs.

     Some of these competitors have substantially larger customer bases and greater financial and other resources than MemberWorks. To date, MemberWorks has effectively competed with such competitors. There can be no assurance that:

     - MemberWorks' competitors will not increase their emphasis on programs similar to those MemberWorks offers;

     - MemberWorks' competitors will not provide programs comparable or superior to those MemberWorks provides at lower membership fees;

     - MemberWorks' competitors will not adapt more quickly than MemberWorks to evolving industry trends or changing market requirements;

     - new competitors will not enter the market; or

     - other businesses (including our current clients) will not themselves introduce in-house membership programs.

     Such increased competition may result in price reductions, reduced operating margins or loss of market share, any of which could materially adversely affect MemberWorks' business, financial condition and results of operations. Additionally, because contracts between clients and program providers are often exclusive with respect to a particular program, potential clients may be prohibited from contracting with MemberWorks to promote a new program if the products and services provided by MemberWorks' program are similar to, or overlap with, the products and services provided by an existing program of a competitor.

  WE DEPEND ON KEY EXECUTIVE AND MARKETING PERSONNEL.

     MemberWorks is dependent on certain key members of its management and marketing staff, particularly its Chief Executive Officer, Gary Johnson. In addition, MemberWorks believes that its future success will depend in part upon its ability to attract and retain highly skilled managerial and marketing personnel. MemberWorks faces significant competition for such personnel, and it may be unsuccessful in hiring or retaining the personnel it requires. The failure to hire and retain such personnel could have a material adverse effect on MemberWorks' business, financial condition and results of operations.

  MEMBERWORKS' INDUSTRY IS INCREASINGLY SUBJECT TO FEDERAL AND STATE GOVERNMENT REGULATION.

     MemberWorks markets its membership programs through various distribution channels, including MemberLink(SM) (our inbound marketing channel), online marketing, outbound telemarketing and direct mail. These channels are regulated at both state and federal levels and MemberWorks believes that these channels will be subject to increasing regulation, particularly in the area of consumer privacy. Such regulation may limit MemberWorks' ability to solicit new members or to offer products or services to existing members.

     The telemarketing industry has become subject to an increasing amount of federal and state regulation as well as general public scrutiny. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission ("FTC") regulations prohibit deceptive, unfair or abusive practices in telemarketing sales. The FTC's 2003 Amendment to its Telemarketing Sales Rule created a national do-not-call list effective October 1, 2003. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be "unfair or deceptive acts or practices." Further, some states have enacted laws, and others are considering enacting laws, targeted directly at regulating telemarketing practices, including the creation of do-not-call lists, and any such laws could adversely affect or limit MemberWorks' operations.

     Compliance with these regulations is generally MemberWorks' responsibility, and MemberWorks could be subject to a variety of enforcement and/or private actions for any failure to comply with such regulations. MemberWorks' provision of membership programs requires it to comply with certain state regulations and any changes to such regulations could materially increase MemberWorks' compliance costs. The risk of MemberWorks' noncompliance with any rules and regulations enforced by a federal or state consumer protection authority may subject it or its management to fines or various forms of civil or criminal prosecution, any of which could have a material adverse effect on MemberWorks' business, financial condition and results of operations. See
"Business -- MemberWorks -- Government Regulation and Litigation." Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with consumers, and the membership services industry is susceptible to peremptory charges by the media of regulatory noncompliance and unfair dealing.

     MemberWorks currently maintains rigorous security and quality controls that are intended to ensure that all of its marketing practices meet or exceed industry standards and all applicable state and federal laws and regulations. MemberWorks only collects and maintains customer data that is necessary to administer its business activities, such as a customer's name, address and encrypted billing information. For marketing and modeling purposes, MemberWorks only uses publicly available information, such as demographic, neighborhood and lifestyle data. MemberWorks does not resell any confidential customer information that is obtained or derived from its marketing efforts, nor does MemberWorks purchase consumer information from financial institutions. However, there can be no assurance that MemberWorks' efforts will continue to meet all applicable state and federal laws and regulations in the future. See
"Business -- MemberWorks Government Regulation and Litigation."

RISKS RELATED TO LAVALIFE'S BUSINESS

  COMPETITORS MAY MOVE TO A TRANSACTIONAL MODEL FOR THEIR SERVICES.

     Currently, Lavalife is one of a few online dating services that offers its IVR and web services on a transactional model. This means that customers buy credits, but only spend them when communicating with other customers. Other companies offer a subscription service, in which a customer pays a monthly fee for access to the online dating service, whether or not they actually communicate with other customers. Lavalife believes that a transactional model is more attractive to new customers, who will join due to a lower initial cost and the ability to easily control their spending. At the same time, unused credits lower the churn of customers as they provide incentive for customers to return. If other companies were to offer their services in a transactional model, Lavalife could lose market share, which could materially adversely affect Lavalife's business, financial condition and results of operations.

  LAVALIFE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES IN ITS INDUSTRY THAT HAVE FINANCIAL OR OTHER ADVANTAGES.

     The online dating industry is characterized by the need to achieve a critical mass of users in each geographic area in order to attract and offer services to customers. In order to compete effectively, Lavalife must attract new customers through marketing, brand recognition, competitive and innovative pricing and quality technology.

     Lavalife's competitors, such as Match.com, a subsidiary of InterActiveCorp., and Yahoo! Personals, as well as other similar companies, offer services similar to Lavalife's. Some of these competitors have larger customer bases and greater financial and other resources than Lavalife. To date, Lavalife has effectively competed with such companies. However, there can be no assurance that:

     - the competitors will not increase their emphasis on programs similar to those offered by Lavalife;

     - the competitors will not provide services comparable or superior to those provided by Lavalife at a lower cost to the user;

     - the competitors will not adapt more quickly than Lavalife to evolving industry trends or changing market requirements; or

     - additional competitors with greater financial or other resources will emerge.

     Such increased competition may result in price reductions, reduced operating margins or loss of market share, any of which could materially adversely affect Lavalife's business, financial condition and results of operations.

  LAVALIFE DEPENDS ON ITS ABILITY TO ATTRACT AND RETAIN ACTIVE MEMBERS.

     Lavalife's future success depends in large part upon continued demand for its services. A number of factors could affect the frequency with which customers utilize Lavalife's services or whether they use them at all. These factors include the popularity of online dating and the availability of alternative services. Any significant decline in usage could have a material adverse effect on Lavalife's business, financial condition and results of operations.

     The online dating market is still young and rapidly evolving. The adoption of online dating requires the acceptance of a new way of meeting other singles and exchanging information. Many of Lavalife's potential customers have little or no experience using the Internet as a dating tool, and therefore, Lavalife also competes with traditional methods of meeting other singles. If online dating acceptance declines or if Lavalife is not able to anticipate changes in the online dating market, its business, results of operations and financial condition could be adversely affected.

  LAVALIFE RELIES HEAVILY ON ITS INFORMATION TECHNOLOGY AND IF ACCESS TO THIS TECHNOLOGY IS IMPAIRED OR INTERRUPTED, OR IF LAVALIFE FAILS TO FURTHER DEVELOP THIS TECHNOLOGY, LAVALIFE'S BUSINESS COULD BE HARMED.

     Lavalife's success depends in large part upon its ability to process and manage substantial amounts of information. Lavalife must continue developing and enhancing its information systems to remain competitive. This may require the acquisition of equipment and software and the development, either internally or through independent consultants, of new proprietary software. Any interruption or loss of its information technology capabilities could harm Lavalife's business, financial condition, results of operations and cash flows.

     If competitors introduce new products with new technologies, or if new industry standards emerge, Lavalife's existing technology may become obsolete. Lavalife's future success will depend on its ability to do the following:

     - enhance existing products;

     - develop and license new products and technologies; and

     - respond to technological advances and emerging industry trends on a cost-effective and timely basis.

     The market for online dating services is characterized by rapid technological developments, new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require continuous improvement in the performance, features and reliability of Lavalife's service, particularly in response to competitive offerings. Lavalife may not be successful in responding to these developments in a timely and cost-effective manner. In addition, the widespread adoption of new online technologies or standards could require Lavalife to make substantial expenditures to modify or adapt its websites and services. Any substantial expenditures could have a material adverse effect on Lavalife's business, financial condition and results of operations.

     A critical part of Lavalife's service is its website that produces search results, provides opportunities for interaction and tracks member activity for billing purposes. A failure to adapt its website, transaction processing, systems and network infrastructure to consumer requirements or emerging trends could lead customers to move to competitor's services and could have a material adverse effect on Lavalife's business, financial condition, results of operations and cash flows.

  LAVALIFE RELIES ON COMPUTER AND COMMUNICATION SYSTEMS. COMPUTER VIRUSES OR OTHER SYSTEM FAILURES MAY CAUSE LAVALIFE'S SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS.

     Lavalife's business is highly dependent on computer and telecommunications systems and any temporary or permanent loss of either system could have a material adverse effect on Lavalife. In particular, computer viruses may cause Lavalife's systems to incur delays or other service interruptions and could damage its reputation which, in turn, could significantly harm Lavalife's business, financial condition and results of operations. The inadvertent transmission of computer viruses could expose Lavalife to a material risk of loss or litigation and possible liability. The continuing and uninterrupted performance of Lavalife's systems is critical to its success, as members may become dissatisfied by any service interruptions. Sustained or repeated system failures would reduce the attractiveness of Lavalife's system services and could result in reduced traffic and revenues.

  THE SUCCESS OF LAVALIFE'S BUSINESS DEPENDS ON MAINTAINING THE INTEGRITY OF ITS SYSTEMS AND INFRASTRUCTURE.

     A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. If any compromise of Lavalife's security were to occur, it could have a detrimental effect on its reputation and adversely affect Lavalife's ability to attract customers. As Lavalife's operations continue to grow in both size and scope, Lavalife will need to improve and upgrade its systems and infrastructure. This may require Lavalife to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase.

  A PORTION OF LAVALIFE'S REVENUES AND EXPENSES ARE DENOMINATED IN FOREIGN CURRENCIES AND ITS RESULTS MAY BE AFFECTED BY FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS.

     Lavalife is exposed to currency exchange rate fluctuations because a portion of its sales and expenses are denominated in currencies other than the U.S. dollar. In addition, a significant portion of Lavalife's sales are denominated in a different currency than their expenses. As a result, Lavalife's financial performance may be negatively affected by currency fluctuations. For example, changes in exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, affect Lavalife's sales and expenses denominated in currencies other than the U.S. dollar and may have a negative impact on the value of Lavalife's assets located outside the United States. In addition, Lavalife may expand its international operations in the future. Although Lavalife has historically entered into hedging transactions designed to mitigate these currency risks, there can be no assurance that we will be successful in doing so in the future and that currency fluctuations will not have a material adverse effect on Lavalife's business, financial condition and results of operations.

  LAVALIFE DEPENDS ON KEY EXECUTIVES.

     Lavalife is dependent on certain key members of its management, particularly Chief Executive Officer, Bruce Croxon, Vice President of International Corporate Development Nicholas Paine and Vice President of Product Design Ed Lum. In addition, Lavalife's future success will depend in part upon its ability to attract and retain highly skilled personnel. The failure to hire and retain such personnel could have a material adverse effect on its business, financial condition and results of operations.

  CHANGING LAWS AND REGULATIONS AND LEGAL UNCERTAINTIES REGARDING THE INTERNET MAY IMPAIR LAVALIFE'S GROWTH AND HARM ITS BUSINESSES.

     A number of proposed laws and regulations regarding the Internet that could impact Lavalife's businesses, including with respect to consumer privacy, have been proposed or considered. Lavalife cannot predict whether any of these types of laws or regulations will be enacted or amended and what effect, if any, such laws or regulations would have on its businesses, financial condition or results of operations. In addition, the application of various sales, use and other tax provisions under state and local law could have a material adverse effect on Lavalife's businesses, financial condition and results of operations.

RISKS RELATED TO OUR COMBINED BUSINESS

  WE DEPEND IN PART ON THE COMMUNICATION CHANNELS THROUGH WHICH WE MARKET AND SERVICE OUR PRODUCTS, SUCH AS TELEPHONE, INTERNET AND THE UNITED STATES POSTAL SERVICE. AN INTERRUPTION OF, OR AN INCREASE IN THE BILLING RATE FOR, SUCH COMMUNICATION CHANNELS COULD ADVERSELY AFFECT OUR BUSINESS.

     We market and service our product and programs by various communication channels, including telephone, internet and mail, and accordingly, our business is dependent on the quality of service of providers of these communication channels. Any significant interruption in these communication channels could adversely affect us. In addition, rate increases imposed by providers would increase our and our clients' operating expenses and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  THE SUCCESS OF OUR BUSINESS DEPENDS ON INTRODUCTION OF POPULAR NEW PROGRAMS OR SERVICES OR THE ENHANCEMENT OF EXISTING PROGRAMS OR SERVICES.

     Our business is substantially dependent on our ability to develop and successfully introduce popular new programs or provide enhancements to existing programs which generate consumer loyalty. Failure to introduce new programs in a timely manner could result in our competitors acquiring additional market share. In addition, the introduction or announcement of new innovative programs by us or by others, could render existing programs obsolete or result in a delay or decrease in orders for existing programs as customers evaluate new programs. Similarly, Lavalife's business is substantially dependent on its ability to refine existing service offerings and to introduce new interactive services. Therefore, the announcement or introduction of new innovative programs by us or others, or our failure to introduce new programs which generate broad consumer appeal, or Lavalife's inability to refine its service offerings or introduce new services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO FUND LIQUIDITY AND CAPITAL REQUIREMENTS, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS.

     Our future liquidity and capital requirements will depend upon numerous factors, including the success of our membership programs, market developments, potential acquisitions and additional repurchases of our common stock. We may need to raise additional funds to support expansion, develop new membership programs, respond to competitive pressures, acquire complementary businesses or take advantage of unanticipated opportunities. The indenture governing the notes and the credit agreement under our senior secured credit facility will contain covenants that may restrict our ability to finance operations or capital needs. We experienced negative cash flow in the period following the terrorist attacks of September 11, 2001 and may experience negative cash flow in the future as a result of various factors, some of which are outside of our control. We cannot be certain that we will be able to obtain adequate financing on favorable terms or at all.

  WE RELY ON OUR COMPUTER AND COMMUNICATION SYSTEMS. IF SUCH SYSTEMS FAIL OR ARE UNABLE TO KEEP PACE WITH TECHNOLOGICAL ADVANCES, OUR BUSINESS WOULD SUFFER.

     Our business is highly dependent on our computer and telecommunications systems and any temporary or permanent loss of either system, for whatever reason, could have a material adverse effect on our business, financial condition and results of operations. In addition, the technologies on which we are dependent to compete effectively and meet our clients' needs are rapidly evolving and in many instances are characterized by short product life cycles. As a result, we are dependent on ongoing, significant investment in advanced computer and telecommunications technology, including automated call distributors and digital switches. Our inability to anticipate and adapt to technological shifts and to develop new and enhanced technology on a timely basis could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER.

     Our quarterly revenues, expenses and operating results have varied significantly in the past and may vary significantly from quarter to quarter in the future. Factors which could cause our financial results to fluctuate include:

     - increased or decreased cancellation of member enrollments;

     - the rate of renewal by existing members;

     - our ability to introduce new programs or products or enhance existing programs or products on a timely basis and the introduction of programs or products by our competitors;

     - the mix of our client base;

     - seasonality of the businesses of our clients;

     - market acceptance and demand for our and our clients' membership programs generally;

     - the mix of programs we offer and the price points of such programs;

     - increased commission rates and other compensation required by our clients;

     - the mix of our marketing channels;

     - unanticipated service interruptions;

     - movement in foreign exchange rates;

     - adverse outcomes of litigation or regulatory matters;

     - the availability of vendors to support programs we offer;

     - the level of enthusiasm for health and fitness, travel, entertainment and leisure activities, and other lifestyle elements underlying our programs; and

     - competitive pressures on selling prices.

     Many of these factors are beyond our control. Operating results would be adversely affected if projected revenues for a given quarter are not achieved. In addition, any future acquisitions by us could have a material adverse effect on our results of operations, particularly in quarters immediately following consummation of such transactions, while the operations of the acquired business are being integrated into our operations.

RISKS RELATED TO THE NOTES

  INCREASED LEVERAGE AS A RESULT OF THIS OFFERING MAY HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We are highly leveraged and have significant fixed debt service obligations in addition to our operating expenses. At June 30, 2004, we had $237.7 million of outstanding indebtedness, $5.5 million of issued and undrawn letters of credit, and $25.7 million in borrowing capacity under the senior secured credit facility. The indenture governing the notes will permit us to incur additional debt in certain circumstances. If we incur additional debt in the future, the related risks could intensify. For example, our indebtedness could:

     - reduce the availability of our cash flow, as a greater portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt;

     - increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

     - limit our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes.

     If our indebtedness affects our operations in these ways, our business, financial condition and results of operations could suffer, making it more difficult for us to satisfy our obligations under the notes. Our ability to make payments of principal, premium and interest on our indebtedness depends upon our future performance, which will be subject to the success of the marketing of our programs, general economic conditions, and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. If we are not able to generate sufficient cash flow from operations in the future to service our indebtedness, we may be required, among other things:


     - to seek additional financing in the debt or equity markets;

     - to refinance or restructure all or a portion of our indebtedness, including the notes;

     - to sell selected assets; and/or

     - to reduce or delay planned expenditures on new marketing or capital expenditures.

     Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

  THE NOTES WILL EFFECTIVELY BE SUBORDINATED TO OUR SECURED INDEBTEDNESS AND THE LIABILITIES OF OUR NON-GUARANTOR SUBSIDIARIES.

     The notes will be unsecured and therefore are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of June 30, 2004, we did not have had any senior secured indebtedness and had $5.5 million of issued and undrawn letters of credit under our senior secured credit facility, in addition to $25.7 million of availability under our senior secured credit facility. The indenture permits us to incur additional secured indebtedness provided that certain conditions are met. See "Description of the New Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." Consequently, in the event we are the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures the secured indebtedness and the collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes.

     Our right to receive any assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claim of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of such subsidiaries senior to that held by us. Our non-guarantor subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. As of June 30, 2004, our non-guarantor subsidiaries had approximately $4.4 million of indebtedness and other liabilities outstanding excluding intercompany notes, but including trade payables.

  COVENANT RESTRICTIONS UNDER OUR CREDIT FACILITY AND THE INDENTURE GOVERNING THE NOTES MAY LIMIT OUR OPERATING FLEXIBILITY.

     Our credit facility currently contains, and the indenture governing the notes will contain, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Agreements governing future indebtedness could also contain significant financial and operating restrictions. In addition, our bank credit facility and the indenture governing the notes will restrict, and other future agreements governing our debt may restrict, among other things, our ability to:

     - incur additional debt;

     - prepay principal of or redeem or repurchase subordinated debt or unsecured debt;

     - dispose of property;

     - merge, consolidate or sell our assets;

     - make acquisitions and investments in other persons or entities;

     - pay dividends or make distributions on, or redeem or repurchase, our capital stock;

     - grant liens and negative pledges with respect to our assets; and

     - make capital expenditures.

     We cannot assure you that we will meet the covenants in our debt agreements or that the lenders that are party to such agreements will waive any failure to meet those covenants. A breach of any of these covenants would result in a default under the applicable agreement, which would in turn cause a default under our other agreements, including our bank credit facility and the indenture, as applicable. If an event of default occurs under one of our debt agreements and continues beyond any applicable cure period, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If our indebtedness were to be accelerated, there can be no assurance that we would be able to pay it. Such acceleration would have a material adverse effect on our financial condition. See "Description of Other Indebtedness" and "Description of the New Notes."

  FEDERAL AND STATE STATUTES ALLOW COURTS UNDER SPECIFIC CIRCUMSTANCES TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM SUBSIDIARY GUARANTORS.

     Our incurrence of debt, such as the notes, as well as the guarantees of our subsidiary guarantors, may be subject to review under U.S. federal bankruptcy laws or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by, or on behalf of, our or the guarantors' unpaid creditors. Under these laws, if a court were to find that, at the time we or a guarantor incurred debt (including debt represented by the notes or the guarantee of such guarantor):

     - we, or a guarantor, incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

     - we, or a guarantor, received less than reasonably equivalent value or fair consideration for incurring this debt and we, or a guarantor, as the case may be:

     - were insolvent or were rendered insolvent by reason of the related financing transactions;

     - were engaged, or were about to engage, in a business or transaction for which our or its, as the case may be, remaining assets constituted unreasonably small capital to carry on our business; or

     - intended to incur, or believed that we or it would incur, debts beyond our or its, as the case may be, ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could set aside the notes or such guarantee, subordinate the amounts owing under the notes or such guarantee to our or such guarantor's presently existing or future debt or take other actions detrimental to you.

     The standards for determining insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

     - the sum of its debts (including contingent liabilities) is greater than its assets, at fair value, or

     - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

     We believe that, at the time we and the guarantors initially incur the debt represented by the notes and the guarantees, we and the guarantors will not be insolvent or rendered insolvent by the incurrence of the debt, be lacking sufficient capital to run our businesses effectively or be unable to pay obligations on the notes and the guarantees as they mature or become due.

     In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of our assets and liabilities and the assets and liabilities of the guarantors. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

     If a note or guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against us or that particular guarantor and you will only be our creditor or a creditor of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

  IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP, THE MARKET PRICE OF THE NOTES MAY DECLINE OR YOU MAY NOT BE ABLE TO SELL YOUR NOTES.

     The notes are a new issue of securities for which there is currently no trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our financial condition, performance or prospects and other factors. The initial purchasers of the old notes have advised us that they currently intend to make a market in the new notes. However, they are not obligated to make a market and may discontinue this market activity at any time without notice. As a result, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them.

  WE MAY NOT HAVE SUFFICIENT FUNDS TO REPURCHASE NOTES UPON A CHANGE OF CONTROL.

     Upon certain change of control events, as that term is defined in the indenture, including a change of control caused by an unsolicited third party, we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a repurchase price equal to 101% of the principal thereof, plus accrued interest. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. We cannot assure you that sufficient funds will be available at the time of any change of control event to repurchase all tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the indenture, which could lead to a cross-default under our senior secured credit facility and under the terms of our other indebtedness. Upon a change of control event, we will also be required to purchase all of our outstanding 5.50% convertible senior subordinated notes due 2010, and a failure to repurchase tendered convertible notes will constitute an event of default under the indenture governing the convertible notes. In addition, our future credit facilities or other agreements relating to our debt may restrict our ability to make any such required repurchases. Prior to repurchasing the notes upon a change of control event, we must either repay outstanding indebtedness under or obtain the consent of the lenders under such credit facilities or agreements in order to repurchase the notes. If we do not obtain the required consents or repay our outstanding indebtedness under such credit facilities or agreements, we would remain effectively prohibited from offering to purchase the notes. See "Description of the New Notes -- Repurchase at the Option of
Holders -- Change of Control," "Description of the New Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Other Indebtedness".

  IF YOU DO NOT TENDER YOUR OLD NOTES TO BE EXCHANGED IN THIS EXCHANGE OFFER, YOUR NOTES WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS

     If you do not tender your old notes to be exchanged in this exchange offer, your notes will remain restricted securities and will be subject to transfer restrictions. As restricted securities, your old notes:

     - may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

     - shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

     In addition, a holder of old notes who desires to sell or otherwise dispose of all or any part of its old notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of counsel, reasonably satisfactory in form and substance to us, that such exemption is available.

                            THE LAVALIFE ACQUISITION

THE ACQUISITION

     On April 1, 2004, MemberWorks completed the acquisition of all of the assets and outstanding capital stock of Lavalife for approximately Cdn$152.5 million ($116.4 million) in cash. We financed the purchase price with cash on hand and borrowings of approximately $15.0 million under our $45.0 million senior secured credit facility. Lavalife now operates as a wholly owned restricted subsidiary of MemberWorks, guarantees the old notes and will guarantee the new notes. For the twelve months ended June 30, 2004, Lavalife had revenues of $71.7 million.

     As a part of the Lavalife acquisition, members of Lavalife's senior management entered into employment agreements with MemberWorks, including Bruce Croxon, Chairman and Chief Executive Officer, Nicholas Paine, Vice President of International Corporate Development, and Ed Lum, Vice President of Product Design. In addition, these members of Lavalife's senior management purchased approximately Cdn$11.9 million ($9.1 million) in MemberWorks' restricted common stock at the closing of the acquisition.

THE MASTER TRANSACTION AGREEMENT

     The purchase price for the acquisition was approximately Cdn$152.5 million ($116.4 million) in cash, subject to certain adjustments and excluding fees and expenses. In addition, the purchase price reflects certain assumptions of MemberWorks related to its tax liabilities to be incurred in connection with the Lavalife acquisition. The master transaction agreement contains customary representations, warranties and covenants.

     Each of the shareholders of Lavalife has agreed to indemnify MemberWorks for losses arising from, among other things, breaches of representations and warranties, breaches of covenants and certain liabilities. MemberWorks has agreed to indemnify the shareholders of Lavalife for losses arising from, among other things, breaches of representations and warranties and the failure to perform any of its covenants. Such indemnification obligations of the shareholders of Lavalife and of MemberWorks in relation to representations and warranties survive for a period of eighteen months following the closing. Certain other indemnification obligations of the shareholders of Lavalife and of MemberWorks are not triggered unless the liabilities exceed certain minimum amounts.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

     For the purpose of computing the ratios of earnings to fixed charges, "earnings" consist of income before tax and fixed charges. "Fixed charges" consist of interest expense, amortization of expenses related to indebtedness, and the portion of rental expense which is considered to be representative of the interest factors in our leases.

                                                       FISCAL YEAR ENDED JUNE 30,
                                                 --------------------------------------
                                                 2000    2001    2002     2003    2004
                                                 -----   ----   ------   ------   -----
Ratio of earnings to fixed charges.............  6.75x   (1)    17.69x   15.52x   5.67x

---------------

(1) For the year ended June 30, 2001, earnings were insufficient to cover fixed charges of $3.8 million.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to us from the issuance of the new notes pursuant to the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. The issuance of the new notes will not result in any change in our indebtedness.

     The net proceeds less estimated debt issue costs received by us from the sale of the outstanding old notes in the private offering completed on April 13, 2004, were approximately $141.6 million. We used approximately $15.0 million of the net proceeds from the offering of the old notes to repay amounts borrowed under our senior secured credit facility to fund a portion of the Lavalife acquisition price. We intend to use the remainder of the net proceeds from the private offering for general corporate purposes, including working capital, future acquisitions and purchases of our common stock under our stock buyback program to the extent permitted under the indenture governing the notes and the senior secured credit facility.

                 SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

MEMBERWORKS

     The following table sets forth selected historical consolidated financial data for MemberWorks. The selected consolidated financial data as of and for each of the fiscal years ended June 30, 2000 through 2004 have been derived from MemberWorks' audited consolidated financial statements.

     The selected consolidated financial information is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MemberWorks' consolidated financial statements, including the related notes thereto, incorporated by reference into this prospectus.

                                                          YEAR ENDED JUNE 30,
                                          ----------------------------------------------------
                                            2000       2001       2002       2003       2004
                                          --------   --------   --------   --------   --------
                                                            ($ IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $330,107   $475,726   $427,602   $456,881   $488,739
Total expenses..........................   331,547    509,050    415,713    434,595    435,869
                                          --------   --------   --------   --------   --------
Operating income (loss).................    (1,440)   (33,324)    11,889     22,286     52,870
Settlement of investment related
  litigation............................        --         --         --     19,148         --
(Loss) gain on sale of subsidiary.......        --         --     65,608       (959)        --
Net (loss) gain on investment...........     8,854     (2,172)   (33,628)      (206)        --
Other income (expense), net.............       873       (450)      (401)       326     (6,272)
                                          --------   --------   --------   --------   --------
Income (loss) before equity in affiliate
  and minority interest.................     8,287    (35,946)    43,468     40,595     46,598
Equity in income (loss) of affiliate....        19         83         --         --         --
Minority interest.......................     2,027      9,106        450         --         --
                                          --------   --------   --------   --------   --------
Net income (loss) before provision for
  income taxes..........................    10,333    (26,757)    43,918     40,595     46,598
Provision for income taxes..............        --         --         --     16,239     18,638
                                          --------   --------   --------   --------   --------
Net income (loss) before cumulative
  effect of accounting change...........    10,333    (26,757)    43,918     24,356     27,960
Cumulative effect of accounting
  change................................        --    (25,730)    (5,907)        --         --
                                          --------   --------   --------   --------   --------
Net income (loss).......................  $ 10,333   $(52,487)  $ 38,011   $ 24,356   $ 27,960
                                          ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
Cash flow provided by operating
  activities............................  $ 44,910   $ 12,022   $ 17,014   $ 48,533   $ 47,948
Depreciation and amortization...........    13,002     20,498     13,252     12,120     13,252
Capital expenditures....................    20,326     15,133      5,761      5,463      7,057
Ratio of earnings to fixed charges(1)...      6.75x        NM      17.69x     15.52x     5.67x
CONSOLIDATED BALANCE SHEET (AT PERIOD
  END):
Cash and cash equivalents...............  $ 30,169   $ 21,745   $ 45,502   $ 72,260   $159,496
Restricted cash.........................        --        991      5,683      2,732      3,120
Total assets............................   316,772    348,461    280,817    248,505    453,162
Total debt..............................     1,083      3,057      3,627      8,273    246,943
Shareholders' (deficit) equity..........    19,021    (25,965)   (20,630)   (20,283)   (46,083)

---------------

(1) The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the year ended June 30, 2001, earnings were insufficient to cover fixed charges of $3.8 million.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     On March 25, 2004, we entered into an amended and restated senior secured credit facility that allows borrowings of up to $45.0 million. The senior secured credit facility was provided by a syndicate of banks led by LaSalle Bank National Association. As of June 30, 2004, we had $25.7 million of borrowing capacity remaining under the senior secured credit facility due to a $5.5 million letter of credit outstanding thereunder and other restrictions reducing availability by an amount equal to twelve months' interest on the outstanding notes. The senior secured credit facility is a 364-day facility, which is renewable for two additional 364-day periods upon our request, unless written notice of non-renewal is provided by all of the lenders under the facility no less than 60 days prior to expiration.

     At our option, interest on all borrowings under the senior secured credit facility accrue at either LIBOR or the base commercial lending rate for the bank, plus an applicable margin. The applicable margin on the base rate will be between 0% and 0.50% based on our leverage ratio as defined in the senior secured credit agreement. On June 30, 2004, the effective interest rate was 4.0%.

     The senior secured credit facility will be guaranteed by all of MemberWorks' present and future domestic subsidiaries and certain material foreign subsidiaries, including Lavalife.

     Our borrowings under the senior secured credit facility and the guarantees will be secured by a first priority perfected security interest in:

     - all the capital stock of our existing and future direct or indirect domestic subsidiaries (in the case of a foreign subsidiary, such pledge shall be limited to 65% of the shares of such capital stock); and

     - substantially all of our tangible and intangible property and the tangible and intangible property of each of the guarantors, with certain exceptions as set forth in the senior secured credit facility.

     The senior secured credit facility contains customary negative covenants and financial covenants. During the term of the senior secured credit facility, the negative covenants restrict MemberWorks' and its subsidiaries' ability to do certain things, including but not limited to: incur or guarantee additional indebtedness; create, incur, assume or permit to exist liens on property, assets or revenues; liquidate or dissolve; merge or consolidate with another entity; make loans and investments; make capital expenditures or enter into operating leases; engage in acquisitions and asset dispositions; declare or pay dividends and make distributions or restrict the ability of our subsidiaries to pay dividends and make distributions; repurchase our stock; and enter into transactions with affiliates. The financial covenants impose minimum EBITDA requirements and a maximum debt coverage ratio. Upon the closing of the offering of the old notes, we became subject to a liquidity covenant under which we will not permit the sum of (1) the unused availability under the senior secured credit facility and (2) cash and cash equivalents, to be less than $30.0 million.

     The credit agreement also contains customary events of default, including, but not limited to, cross defaults to MemberWorks' other material debt.

5.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010

     On September 30, 2003, we issued $90.0 million aggregate principal amount of 5.50% convertible senior subordinated notes due September 2010. The notes bear interest at the rate of 5.50% per year, which is payable semi-annually in arrears on April 1 and October 1 of each year. The notes are convertible into our common stock at a conversion price of approximately $40.37, subject to adjustment. We may redeem the notes for cash any time on or after October 6, 2008, at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. Upon a change of control, holders of the notes may require us to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS

     In connection with the sale of the old notes, the purchasers of the old notes became entitled to the benefits of certain registration rights. Pursuant to the registration rights agreement executed as part of the offering of the old notes, we agreed to:

     - file within 120 days, and cause to become effective within 210 days, from the date of the original issue of the outstanding old notes, the registration statement of which this prospectus is a part with respect to the exchange of the old notes for the new notes to be issued in the exchange offer; and

     - use our reasonable best efforts to issue on or prior to 30 business days, or longer, after the date on which the exchange offer registration statement was declared effective, new notes in exchange for the old notes.

     If:

          (1) we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

          (2) any holder of old notes notifies us within 20 business days following consummation of the exchange offer that:

             (a) it is prohibited by law or Commission policy from participating in the exchange offer; or

             (b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

             (c) that it is a broker-dealer and owns notes acquired directly from the Company or an affiliate of the Company;

we will file with the Commission a shelf registration statement to cover resales of the notes by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any outstanding old notes other than those held by persons not eligible to participate in the exchange offer. The exchange offer shall be deemed to have been consummated upon the earlier to occur of:

     - our having exchanged new notes for all outstanding old notes (other than old notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and

     - our having exchanged, pursuant to the exchange offer, new notes for all old notes that have been tendered and not withdrawn on the expiration date.

     Upon consummation, holders of old notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the Securities Act. See "Risk Factors -- If you do not tender your old notes to be exchanged in this exchange offer, your notes will remain subject to transfer restrictions."

  LIQUIDATED DAMAGES

     In the registration rights agreement, we also agreed that in the event that:

          (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

          (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

          (3) we fail to consummate the exchange offer within 30 business days after the exchange offer registration statement is declared effective by the Commission; or

          (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or fails to be usable for its intended purposes during the periods specified in the registration rights agreement, then we will pay liquidated damages to each holder, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.50% per annum per $1,000 principal amount of notes held by such holder. The amount of the liquidated damages will increase by an additional 0.50% per annum per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults equal to 1.0% per annum.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, we will accept all old notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

     As of the date of this prospectus, $150 million aggregate principal amount of old notes are outstanding. In connection with the issuance of the old notes, we arranged for the old notes initially purchased by Qualified Institutional Buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The new notes will also be issuable and transferable in book-entry form through DTC.


     This prospectus, together with the accompanying Letter of Transmittal, is
being sent to all registered holders as of           , 2004, which is the record
date for purposes of the exchange offer.


     We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. See
"-- Exchange Agent." The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving new notes from us and delivering new notes to such holders.

     If any tendered old notes are not accepted for any exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted old notes will be returned, without expenses, to the tendering holder thereof promptly after the expiration date.

     Holders of old notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATES, EXTENSIONS, AND AMENDMENTS

     The term "expiration date" shall mean           , 2004 unless we, in our
sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of old notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

     We reserve the right:

     - to delay acceptance of any old notes in the event that the exchange offer is extended, to extend the exchange offer or to terminate the exchange offer and to refuse to accept any old notes, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us) prior to the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

     - to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

     Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     The new notes will bear interest from April 13, 2004 payable semiannually on April 1 and October 1 of each year commencing on October 1, 2004 at the rate of 9 1/4% per annum. Holders of old notes whose old notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from April 13, 2004 until the date of the issuance of the new notes. Consequently, holders who exchange their old notes for new notes will receive the same interest payment on October 1, 2004 (the first interest payment date with respect to the old notes and the new notes) that they would have received had they not accepted the exchange offer.

RESALE OF THE NEW NOTES

     Based on no-action letters issued by the staff of the Commission to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a broker-dealer who purchased the notes directly from us to resell pursuant to an exemption under the Securities Act or a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without a compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

     - the new notes were acquired in the ordinary course of business; and

     - the holder is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the new notes.

     Holders of old notes wishing to accept the exchange offer must represent to us that these conditions have been met.

     Each broker-dealer that receives new notes in exchange for old notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of new notes received in exchange for old notes. We have agreed that, for a period of one year after the expiration date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

PROCEDURE FOR TENDERING

     To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the old notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.

     The method of delivery of old notes and the Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or old notes should be sent to us.

     Only a holder of old notes may tender such old notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the books of the company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

     Any beneficial holder whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the old notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     - for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders that appears on the old notes.

     If the Letter of Transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities as to particular old notes and any conditions of tender as to all of the old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such old notes unless otherwise provided in the Letter of Transmittal promptly following the expiration date.

     In addition, we reserve the right in our sole discretion to:

     - purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, or, as set forth under "-- Termination," to terminate the exchange offer; and

     - to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchase or offers may differ from the terms of the exchange offer.

     By tendering, each holder of old notes will represent to us that among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the new notes and that neither the holder nor any such other person in an "affiliate" of our company within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURE

     Holders who wish to tender their old notes and whose old notes are not immediately available, or who cannot deliver their old notes, the Letter of Transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     - The tender is made through an Eligible Institution;

     - Prior to the expiration date, the exchange agent receives from such eligible institution properly competed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery):

      - setting forth the name and address of the holder of the old notes, the certificate number or numbers of such old notes and the principal amount of old notes tendered;

      - stating that the tender is being made by guaranteed delivery; and

      - guaranteeing that, within five business days after the expiration date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered old notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agents' account at DTC of old notes delivered electronically) and all other documents required by the Letter of Transmittal within five business days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date.

     To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

     - identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of the old notes);

     - be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the old notes to register the transfer of the old notes into the name of the Depositor withdrawing the tender; and

     - specify the name in which the old notes are to be registered, if different from that of the Depositor.

     All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be tendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

TERMINATION

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes not therefore accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute rule or regulation is interpreted by the staff of the Commission or court of competent jurisdiction in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

     If we determine that we may terminate the exchange offer, as set forth above, we may:

     - refuse to accept any old notes and return any old notes that have been tendered to the holders thereof;

     - extend the exchange offer and retain all old notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered old notes to withdraw their tendered old notes; or

     - waive such termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

     If such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of old notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the old notes, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

     LaSalle Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:


By Mail or Hand Delivery:                  LaSalle Bank N.A.
                                           135 LaSalle Street, Suite 1960
                                           Chicago, IL 60603
                                           Attention: Gregory S. Clarke, Vice President
Facsimile Transmission:                    (312) 904-2236
Confirm by Telephone:                      (312) 904-5532


FEES AND EXPENSES

     The expense of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent's reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not tender your old notes to be exchanged in this exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may only be resold if:

     - registered pursuant to the Securities Act;

     - an exemption from registration is available; or

     - neither registration nor an exemption is required by law; and

they shall continue to bear a legend restricting transfer in the absence of registration or an exemption from registration.

     As a result of the restrictions on transfer and the availability of the new notes, the old notes are likely to be much less liquid than before the exchange offer. Following the consummation of the exchange offer, in general, holders of old notes will have no further registration rights under the registration rights agreement.

                          DESCRIPTION OF THE NEW NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the terms "Company," "we," "us" and "our" refer only to MemberWorks Incorporated and not to any of its Subsidiaries.

     The Company issued the outstanding old notes under an indenture dated as of April 13, 2004 among itself, the Guarantors and LaSalle Bank National Association, as trustee, a copy of the form of which will be made available upon request. Upon the issuance of the new notes, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. We refer to the new notes throughout this description as the "new notes," the older outstanding notes as the "old notes" and the new notes and old notes together as the "notes."

     The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered Holder will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

GENERAL

     The new notes will be unsecured, senior obligations of the Company. The old notes were issued in an initial principal amount of $150 million. The new notes will be issued solely in exchange for an equal principal amount of old notes pursuant to the exchange offer. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes except that: (1) the new notes will have been registered under the Securities Act and
(2) the registration rights and liquidated damages provisions, which are triggered if the filing and declaration of effectiveness of the required registration statement and subsequent consummation of an exchange offer pursuant to the registration statement do not occur within the time periods specified in the registration rights agreement, applicable to the old notes are not applicable to the new notes. See "The Exchange Offer -- Registration Rights."

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  THE NOTES

     The notes:

     - are general unsecured obligations of the Company;

     - are pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Company;

     - are senior in right of payment to any future Indebtedness of the Company that expressly provides for its subordination to the notes;

     - will be effectively subordinated to all existing and future secured Indebtedness of the Company; and

     - are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

  THE GUARANTEES

     The notes are jointly and severally guaranteed by each of our Domestic Subsidiaries that guarantee our Credit Facilities. As of the Issue Date, none of our Foreign Subsidiaries, other than Lavalife Corp. (formerly Lavalife Inc.), will guarantee the notes. Our Subsidiaries that will not guarantee the notes as of the Issue Date accounted for, after giving pro forma effect to the Transactions as if they occurred on July 1, 2003, 4% of our revenues for the year ended June 30, 2004 and represented 4% of our assets as of December 31, 2003.

     Each Guarantee of the notes:

     - is a general unsecured obligation of the Guarantor;

     - is pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Guarantor;

     - is senior in right of payment to any future Indebtedness of the Guarantor that expressly provides for its subordination to the Guarantee of the Guarantor; and

     - will be effectively subordinated to all existing and future secured Indebtedness of the Guarantor.

     As of June 30, 2004, the Company and the Guarantors had an issued and undrawn letter of credit of $5.5 million under the Credit Agreement and $25.7 million available for borrowing under the Credit Agreement and the non-Guarantor Subsidiaries had $4.4 million of outstanding Indebtedness. The indenture will permit the Company, the Guarantors and the non-Guarantor Subsidiaries to incur additional secured and unsecured Indebtedness.

     On the Issue Date, all of our Domestic Subsidiaries and none of our Foreign Subsidiaries, other than Lavalife Corp., will guarantee the notes. In the future, it is possible that we will have additional Subsidiaries that will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

     On the Issue Date, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     The Company issued $150,000,000 aggregate principal amount of notes in the private offering on April 13, 2004. The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes ("Additional Notes") is subject to the covenant described below under the caption

"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 1, 2014.

     Interest on the notes will accrue at the rate of 9 1/4% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2004. The Company will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder owning more than $1.0 million principal amount of the notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

     The notes will be guaranteed by each of our current and future Domestic Subsidiaries, Lavalife Corp. and any other Foreign Subsidiary that is a Restricted Subsidiary that Guarantees any Credit Facility. The Guarantees will be joint and several Obligations of the Guarantors. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts under specific circumstances to void guarantees and require note holders to return payments received from subsidiary guarantors."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the Obligations of that Guarantor under the indenture, the notes, its Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Guarantee of a Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" and other provisions of the indenture;

          (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the "Asset Sale" and other provisions of the indenture;

          (3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

          (4) in connection with any Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture; or

          (5) if the applicable Guarantor no longer Guarantees Obligations under any Credit Facilities.

OPTIONAL REDEMPTION

     At any time prior to April 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.250% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or from the cash contribution of equity capital (other than Disqualified Stock) to the Company, provided that:

          (1) at least 65% of the aggregate principal amount of notes (including Additional Notes, if any) issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

          (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

     Notice of any redemption upon an Equity Offering may be given prior to completion of the related Equity Offering. At the Company's discretion, any such redemption or notice may be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

     At any time prior to April 1, 2009, the Company may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days prior notice mailed by first class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the date of redemption (the "Redemption Date").

     Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company's option prior to April 1, 2009.

     After April 1, 2009, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:


YEAR                                                          PERCENTAGE
----                                                          ----------
2009........................................................   104.625%
2010........................................................   103.083%
2011........................................................   101.542%
2012 and thereafter.........................................   100.000%


REDEMPTION, SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.


     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption may, at the Company's discretion, be subject to one or more conditions precedent.


     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions "-- Repurchase at the Option of Holders -- Asset Sales" and "Change of Control." The Company may at any time and from time to time purchase notes in the open market or otherwise.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

     The paying agent will promptly mail to each Holder of notes properly tendered, the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     A Change of Control Offer may be made in advance of a Change of Control, and conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) The Company (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of,

          (2) the fair market value is determined by the Company's Board of Directors and evidenced by a resolution of such Board of Directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets as a result of which assumption the Company or such Restricted Subsidiary is released from further liability;

             (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 90 days of such Asset Sale converted into cash by the Company or such Restricted Subsidiary, to the extent of the cash received in that conversion; and

             (c) any stock or assets of the kind referred to in clause (II) or
        (IV) of the next paragraph of this covenant.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

          (I) to repay secured Indebtedness of the Company or any Guarantor under a Credit Facility;

          (II) to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (III) to make a capital expenditure; or

          (IV) to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) other long-term assets that are used or useful in a Permitted Business or the minority interest in any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary.

     Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The Credit Agreement provides that certain change of control or asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may prohibit the Company from purchasing notes or provide that certain change of control or asset sale events with respect to the Company would constitute a default thereunder. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Indebtedness.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution (A) on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or (B) to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions (i) payable in Equity Interests (other than Disqualified Stock) of the Company or (ii) to the Company or a Restricted Subsidiary of the Company;

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes or the Guarantees (excluding any intercompany Indebtedness between the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (l) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the fair market value of the aggregate net proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); provided that such aggregate net proceeds are limited to cash and Cash Equivalents and other assets used or useful in a Permitted Business or the Capital Stock of a Person engaged in a Permitted Business, plus

             (c) the sum of (1) the aggregate amount returned in cash on or with respect to any Restricted Investment in or to a Person that was made after the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, plus (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Restricted Investment, provided, however, that the sum of clauses (1) and (2) above shall not exceed the sum of (i) the aggregate amount of all such Restricted Investments made in or to such Person subsequent to the Issue Date and (ii) without duplication of clause (i), one half of the gain from any disposition of all or any portion of such Restricted Investments made subsequent to the Issue Date, plus

             (d) to the extent that after the Issue Date, any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into or transfers or conveys assets to, or is liquidated into the Company or any of its Restricted Subsidiaries, the lesser of (i) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or amalgamation (or of the assets transferred or conveyed, as applicable) and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

             (e) $7.5 million.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend or the consummation of any irrevocable redemption of debt that is subordinate to the notes within 60 days after the date of declaration of the dividend or giving of any such redemption notice, as the case may be, if at the date of declaration or notice the dividend or redemption payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) so long as no Default or Event of Default has occurred and is continuing, the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

          (5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company (A) held by any current or former director, officer or employee of the Company or any of its Restricted Subsidiaries (or permitted transferees of such directors, officers or employees) and (B) in the open market to the extent such shares are acquired to satisfy a current obligation to deliver shares in connection with the exercise of stock options or similar rights or the matching contributions under any 401(k) plan subject to the provisions of Section 401 of the Internal Revenue Code of 1986, as amended, in each case pursuant to the terms of the agreements (including any equity subscription agreement, stock option agreement, shareholders' agreement, employment agreement or similar agreement) or plans (or amendments thereto); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not in any fiscal year exceed $3.0 million unless the aggregate amount of such repurchases, redemptions, acquisitions and retirement in any fiscal year was less than $3.0 million in which case the Company may carry-forward the unused amounts to the immediately succeeding fiscal year; provided, however, the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $6.0 million in any one fiscal year;

          (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

          (7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or preferred stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent such dividends are included in the definition of "Fixed Charges"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

          (8) so long as no Default or Event of Default has occurred and is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;

          (9) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition of the Company's issued and outstanding common stock pursuant to the Company's stock repurchase program as in effect from time to time in an amount not to exceed $10.0 million; and

          (10) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments since the Issue Date in an aggregate amount not to exceed $12.5 million.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose good faith determination will be conclusive and will be delivered to the trustee. Such Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the last day of each fiscal quarter in which any Restricted Payment was made, the Company will deliver to the trustee an officers' certificate stating that each Restricted Payment made in such fiscal quarter is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt), the Company may issue Disqualified Stock or any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is to be incurred or such Disqualified Stock or preferred stock is to be issued would have been at least 2.25 to 1.0 if such incurrence is on or prior to October 1, 2005 and 2.50 to 1.0 if such incurrence is after October 1, 2005, determined, in each case, on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by the Company and/or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause
     (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder) not to exceed $75.0 million;

          (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the old notes and the related Guarantees and the new notes and the related Guarantees to be issued pursuant to the registration rights agreement;

          (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

          (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2),
     (3) or (5) of this paragraph;

          (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

             (a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations;

          (8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

          (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, and performance and surety bonds and completion guarantees in the ordinary course of business;

          (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

          (12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities, holdbacks or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary; and

          (13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $20.0 million.

     The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the accumulation of dividends on Disqualified Stock or preferred stock (to the extent not paid) and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

     Notwithstanding anything to the contrary in this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in no event will the Company or any of its Restricted Subsidiaries be permitted to refinance the Convertible Senior Subordinated Notes, in whole or in part, with the proceeds of Senior Debt.

     For purposes of determining compliance with this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify (later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

     Notwithstanding anything to the contrary contained in this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, any increase in the amount of Indebtedness solely by reason of currency fluctuation shall not be considered an incurrence of Indebtedness for purposes of this covenant. For purposes of determining compliance with this covenant, the U.S. dollar-equivalent principal amount of Indebtedness denominated in any currency other than U.S. dollars shall be calculated based on the relevant currency exchange rate in effect as of the date such Indebtedness is incurred.

  LIENS

     The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right or payment to the notes) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

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

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

          (2) the indenture, the old notes, the new notes and the related Guarantees;

          (3) applicable law, rule, regulation or order;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition or assumed by the Company or any of its Restricted Subsidiaries in connection with an acquisition of all or substantially all the assets of a Person (except to the extent such Indebtedness or Capital Stock was incurred or assumed in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices:

          (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations permitted under the indenture that impose restrictions of the nature described in clause (3) of the preceding paragraph on the property purchased or leased;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
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  MERGER, CONSOLIDATION OR SALE OF ASSETS

     Neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company or a Restricted Subsidiary of the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) the Company or any Restricted Subsidiary of the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or any Restricted Subsidiary of the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company or any Restricted Subsidiary of the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company or its Restricted Subsidiaries, as applicable, under the notes, the indenture, the registration rights agreement and the Guarantee, if any, pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) in the case of the consolidation or merger of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made or, in the case of a consolidation or merger of a Restricted Subsidiary of the Company or the sale, assignment, transfer, conveyance or other disposition of the property or assets of the Restricted Subsidiary, the Company will, in each case, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or have a Fixed Charge Coverage Ratio that is no less than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

     In addition, neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     Notwithstanding the foregoing:

          (A) the Company or any of its Restricted Subsidiaries may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating the Company or such Restricted Subsidiaries in another jurisdiction within the United States; and

          (B) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to a Subsidiary that is a Guarantor.

  TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who was not an Affiliate; and

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

          (2) the Company delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not materially less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreements or arrangements, employee benefit plans or arrangements, officer and director indemnification agreements or arrangements or other similar agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (2) transactions between or among the Company and/or its Restricted Subsidiaries;

          (3) transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns an Equity Interest in, or controls, such Person;

          (4) payment of reasonable directors' fees and indemnity provided on behalf of officers, directors or employees of the Company or any of its Restricted Subsidiaries;

          (5) any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

          (6) Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption
     "-- Restricted Payments":

          (7) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company in good faith and loans to employees of the Company and its Subsidiaries that are approved by the Board of Directors of the Company in good faith; and

          (8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case on ordinary business terms consistent with past practices and otherwise in compliance with the terms of the indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or senior management of the Company, or are on terms at least as favorable as could reasonably have been obtained at such time from a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  ADDITIONAL GUARANTEES

     If (i) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date that Guarantees any Credit Facilities or (ii) any Foreign Subsidiary Guarantees any Credit Facilities, then in each case, such Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which such Subsidiary executed the Guarantee with respect to any such Credit Facilities; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

  BUSINESS ACTIVITIES

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to he paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  TERMINATION OF CERTAIN COVENANTS

     During any period of time that the notes have a rating equal to or greater than BBB- by S&P and Baa3 by Moody's (each such rating, an "Investment Grade Rating") and no Default or Event of Default has occurred and is continuing, the Company and the Subsidiaries will no longer be subject to the provisions of the indenture described under the following captions:

          (a) "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (b) "-- Restricted Payments";

          (c) "-- Transactions with Affiliates";

          (d) "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (e) "-- Designation of Restricted and Unrestricted Subsidiaries":

          (f) "-- Business Activities";

          (g) "-- Payments for Consents"; and

          (h) "-- Repurchase at the Option of the Holders".

(collectively, the "Suspended Covenants"), provided, however, that the provisions of the indenture described under the following captions will not be so terminated:

          (a) "-- Liens";

          (b) "-- Reports";

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

          (c) "-- Merger, Consolidation or Sale of Assets"; provided, however, the Company will no longer be subject to clause (4) of such provision; and

          (d) "-- Additional Guarantees".

     In the event that the Company and any of its Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and that subsequently the notes cease to have an Investment Grade Rating from either S&P or Moody's, as a result of a downgrade, withdrawal of rating or otherwise, then the Company and its Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants.

REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the trustee for mailing to the Holders, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement (the "Exchange Offer"), whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company and the Guarantors have agreed that they will furnish to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

  EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," "-- Repurchase at the Option of Holders -- Asset Sales" or "-- Repurchase at the Option of Holders -- Change of Control";

          (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;
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

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (exclusive of amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its Obligations under its Guarantee; and

          (8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Significant Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     However, a default under clause (4) or (5) above will not constitute an Event of Default until the trustee or the Holders of 25% in aggregate principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except with respect to a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages, if any, on the notes.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the Holders of all of the notes, waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal, premium, interest or Liquidated Damages, if any, on the notes; provided that the Holders of a majority in aggregate principal amount of the then outstanding notes may rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree or if all existing Events of Default have been cured or waived.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to April 1, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to that date, then the premium specified in the indenture with respect to the first year that the notes may be redeemed at the Company's option will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding notes and all Obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2) the Company's obligations with respect to the notes concerning registration of notes, replacing mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's and the Guarantors' Obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     If the Company exercises its Legal Defeasance option or its Covenant Defeasance option, each Guarantor will be released from all of its Obligations with respect to the Subsidiary Guarantees.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants, to pay the principal of, premium, interest and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

             (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

             (b) since the date of the indenture, there has been a change in the applicable federal income tax law;

     in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company must deliver to the trustee an opinion of counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit, and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the cash or securities deposited in trust will not be subject to avoidance and repayment under Sections 547 and 550 of the United States Bankruptcy Code;

          (7) the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8) the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance have been complied with.

          However, the opinion of counsel required by clause (2) above will not be required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on their maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the Company's name, and at the Company's expense.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in currency other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, interest or Liquidated Damages, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"),

          (8) release any Guarantor from any of its Obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of the Company's obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6) to comply with the rules of any applicable securities depository;

          (7) to comply with the covenant relating to mergers, consolidations and sales of assets;

          (8) to add Guarantees with respect to the notes or to secure the notes;

          (9) to add to the covenants of the Company or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Company or any Guarantor; or

          (10) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof.

     The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the guaranteeing of any Lien securing such borrowing;

          (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to MemberWorks Incorporated, 680 Washington Boulevard, Stamford, Connecticut 06901, Attention:
Investor Relations.

BOOK-ENTRY, DELIVERY AND FORM

     The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A. Old notes may also be offered and sold in offshore transactions in reliance on Regulation S. Notes will be issued in fully registered form without interest coupons. Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The notes will be issued at the closing of this offering only against payment in immediately available funds.

     The old notes issued in accordance with Rule 144A initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes") and old notes issued in accordance with Regulation S initially were represented by one or more Notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes"). The new notes will also be issued in the form of one or more global notes (collectively, and, together with the Rule 144A Global Notes and the Regulation S Global Notes, the "Global Notes").

     The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. In addition, beneficial interests in the Rule 144A Global Note may be exchanged for beneficial interests in the Regulation S Global Note and vice versa only in accordance with the Indenture and the applicable rules and system procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Clearstream Banking, ("Clearstream")), which may change from time to time.

     Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

     Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the old notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

     The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF AN INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Subject to the transfer restrictions with respect to the Rule 144A Global Notes and the Regulation S Global Notes, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC. Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary

(in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1) 1.0% of the principal amount of the note; and

          (2) the excess of:

             (a) the present value at such Redemption Date of (i) the redemption price of the note at April 1, 2009 (such redemption price being set forth in the table appearing above under the caption "-- Optional Redemption") plus (ii) all required interest payments due on the note through April 1, 2009 (excluding accrued but unpaid interest) computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

             (b) the principal amount of the note.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the caption "-- Repurchase at the Option of Holders -- Asset Sales"; and

          (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $3.0 million;

          (2) a sale, lease, transfer conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries,

          (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (4) the sale, lease, transfer conveyance or other disposition of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business;

          (7) the creation of Liens; and

          (8) a Restricted Payment that does not violate, or Permitted Investment that is permitted by, the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

          and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars and any other currency that is convertible into United States dollars without legal restrictions and which is utilized by the Company or any of its Restricted Subsidiaries in the ordinary course of its business;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 270 days and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within 270 days after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2) the approval by the holders of Voting Stock of the Company of a plan relating to the liquidation or dissolution of the Company or the adoption of a plan relating to the liquidation or dissolution of the Company by its Board of Directors;
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          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

          (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     Notwithstanding the foregoing, a Change of Control shall not be deemed to occur as a result of any merger primarily for the purpose of changing the Company's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

     "Commission" means the U.S. Securities Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by, or the extinguishment of any Indebtedness of, such Person or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

          (6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

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     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the cumulative effect of a change in accounting principles will be excluded;

          (4) any impairment loss of such Person or its Restricted Subsidiaries relating to goodwill or other non-amortizing intangible asset will be excluded; and

          (5) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1) was a member of such Board of Directors on the date of the indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     "Convertible Senior Subordinated Notes" means the 5.50% Convertible Senior Subordinated Notes of the Company due October 1, 2010.

     "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of March 25, 2004, by and among the Company, certain Subsidiaries of the Company, La Salle Bank National Association, as Agent, certain financial institutions as lenders and other agents and arrangers party thereto, providing for up to $45.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of Debt Issuances), in whole or in part, from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of Debt Issuances) in whole or in part from time to time.

     "Debt Issuances" means, with respect to the Company or any Guarantor, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any public or private sale of Equity Interests (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date.

     "Exchange Notes" or "new notes" mean the notes issued in the Exchange
Offer.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the specified Person (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period;

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

          (5) any Person that is not a Restricted Subsidiary on such Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period; and

          (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire applicable four-quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) if such dividends are not deductible for income tax purposes based on the law in effect at the time of payment, a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Foreign Subsidiary" means Subsidiaries of the Company that are not Domestic Subsidiaries.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means each Subsidiary that executes a Guarantee in accordance with the provisions of the indenture and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

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

          (2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions that are designed to protect the Person or entity entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

          (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person at the time; and

          (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

     "Holder" means a holder of notes.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or

     (6) representing Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

          (3) with respect to Hedging Obligations, the amount required to be recorded as a liability in accordance with GAAP.

     In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" will not be considered incremental Indebtedness.

     Indebtedness will not include the obligations of any Person (A) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents and (C) resulting from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization transaction.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants -- Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means the first date on which the notes are initially issued.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Liquidated Damages" means amounts payable under the Registration Rights Agreement.

     "Moody's" means Moody's Investor Services, Inc. or any successor rating agency.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (or loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees, costs of preparation of assets for sale and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of the Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;
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          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company or any of its Restricted Subsidiaries) or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, premium and Liquidated Damages, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

     "Permitted Business" means (i) the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date, (ii) any business in the field of consumer services and (iii) any business incidental or reasonably related to the foregoing clauses (i) and (ii) or which is a reasonable extension thereof as determined in good faith by the Company's Board of Directors and set forth in an officers' certificate delivered to the trustee.

     "Permitted Investments" means:

          (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of the Company; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or made with the proceeds of a substantially concurrent sale of such Equity Interests (other than Disqualified Stock);

          (6) any Investments received in compromise or resolution of obligations of (A) trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other similar disputes;

          (7) Hedging Obligations permitted to be incurred under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (8) repurchases of the notes;

          (9) loans and advances made in the ordinary course of business, to officers, directors and employees in an aggregate amount not to exceed $1.0 million outstanding at any one time;

          (10) Investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Subsidiary of the Company; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Company;
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          (11) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and advances, loans or extensions of credit to suppliers in the ordinary course of business; and

          (12) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date that remain outstanding at the time, not to exceed $5.0 million; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that subsequent to the date of such Investment becomes a Restricted Subsidiary of the Company, then such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and the amount of such Investment shall be reset to zero for purposes of this clause (12).

     "Permitted Liens" means:

          (1) Liens of the Company and the Guarantors securing Indebtedness under Credit Facilities that was permitted by the terms of the indenture, whether incurred under clause (1) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or under the first paragraph of the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (2) Liens in favor of the Company or the Guarantors;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

          (7) Liens existing on the Issue Date;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

          (10) Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that

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     do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (12) Liens created for the benefit of (or to secure) the notes (or Guarantees of the notes);

          (13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

             (A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

             (B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

          (14) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and

          (15) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.

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     "Senior Debt" means, Indebtedness of the Company and its Restricted
Subsidiaries, at the time any determination is to be made, in an amount equal to the sum of:

          (1) all Indebtedness of the Company and its Restricted Subsidiaries outstanding under Credit Facilities and Hedging Obligations related thereto at such time, and

          (2) all other outstanding Indebtedness of the Company or any of its Restricted Subsidiaries, unless the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness is subordinated to the notes and the Guarantees.

     Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Restricted Subsidiaries;

          (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates that is by its term subordinate to the notes;

          (3) any trade payables; or

          (4) any obligations with respect to any Capital Stock of the Company or any of its Restricted Subsidiaries.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article l, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2009; provided, however, that if the period from the Redemption Date to October 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or
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

     understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly-Owned Restricted Subsidiary" means a direct or indirect Restricted Subsidiary of the Company all of the Capital Stock of which, other than directors' qualifying shares, is owned by the Company or another Wholly-Owned Restricted Subsidiary.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

OVERVIEW

     The following is a general discussion of material U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the Notes. This summary is generally limited to holders who will hold the Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not purport to deal with all aspects of the U.S. federal income tax consequences that might be relevant to holders in light of their particular investment circumstances or status nor does it deal with the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle," a "hedge" against currency risk, a "conversion transaction" or other integrated transaction, certain financial institutions, insurance companies and U.S. Holders (as defined herein) that have a "functional currency" other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     The U.S. federal income tax considerations set forth below are based upon the Code, existing and proposed Treasury regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or different interpretations. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below.

     Based on currently applicable authorities, we will treat the Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes that the Notes will constitute indebtedness for U.S. tax purposes. We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

     INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TAXATION OF U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, "U.S. Holders" are beneficial owners of the Notes, that are, for U.S. federal income tax purposes:

     - individuals who are citizens or residents of the United States:

     - corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

     - estates, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - trusts if (i)(A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) a valid election to be treated as a U.S. person is in effect with respect to such trust.

     If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership or other entity. If you are a partner of a partnership (or other entity taxable as a partnership) holding the Notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Notes.

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

     Certain U.S. federal income tax consequences relevant to a non-U.S. Holder are discussed separately below.

  TAXATION OF INTEREST

     U.S. Holders generally will be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with their regular method of accounting for U.S. federal income tax purposes. In certain circumstances (see "Description of the New Notes -- Repurchase at the Option of Holders" and "Description of Notes -- Registration Rights; Liquidated Damages"), we may be obligated to pay amounts in excess of stated interest or principal on the Notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income that a U.S. Holder currently recognizes if there is only a remote chance as of the date the Notes were issued that such payments will be made. We intend to take the position that the likelihood of payment of these amounts is remote; therefore, we do not intend to treat these potential payments as part of the yield to maturity of the Notes. Under this approach, if we ultimately make any additional payments, U.S. Holders should recognize such amounts as ordinary income in accordance with their regular method of accounting for U.S. federal income tax purposes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its Notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. U.S. Holders should consult their own tax advisors about the treatment of additional payments that might be made in respect of the Notes.

  MARKET DISCOUNT

     If a U.S. Holder purchases a Note for an amount that is less than its stated redemption price at maturity the amount of the difference will be treated as "market discount" unless such difference is a specified de minimis amount. Market discount is considered to be de minimis if it is less than 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity after the Note was acquired. Under the market discount rules of the Code, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized upon the sale, redemption or other taxable disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If a U.S. Holder disposes of a Note in a nontaxable transaction (other than as provided in Section 1276(c) of the Code), the U.S. Holder must recognize ordinary income equal to the amount of accrued market discount on the Notes as if the U.S. Holder had disposed of the Note in a taxable transaction at the Note's fair market value. In addition, if a U.S. Holder acquired a Note with market discount such U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the note or its earlier disposition (including a nontaxable transaction other than as provided in Section 1276(c) of the Code). Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless a U.S. Holder elects to include market discount in income on a current basis. A U.S. Holder may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the treatment of partial principal payments and gain realized as ordinary income and regarding the deferral of interest deductions will not apply. Such election will also apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

  BOND PREMIUM

     In general, if a U.S. Holder purchases a Note for an amount in excess of the stated principal amount such U.S. Holder will be treated as having purchased such Note with bond premium in the amount of such excess.

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

A U.S. Holder generally may elect to amortize the bond premium (with a corresponding decrease in adjusted tax basis) over the remaining term of the Note on a constant yield method as an offset to interest income when includible in income under such U.S. Holder's regular method of accounting for U.S. federal income tax purposes. If such U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss it would otherwise recognize upon a sale or other disposition of the Note. An election to amortize bond premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

     THE RULES GOVERNING MARKET DISCOUNT AND AMORTIZABLE BOND PREMIUM ARE COMPLEX, AND U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THESE RULES.

  EXCHANGE OFFER

     The exchange of the Notes for the new notes in the exchange offer will not constitute a taxable exchange. See "Description of the New Notes." As a result,
(1) a U.S. Holder will not recognize taxable gain or loss as a result of exchanging such holder's Notes for new notes; (2) the holding period of the new notes will include the holding period of the Notes exchanged therefor; and (3) the adjusted tax basis of the new notes received will be the same as the adjusted tax basis of the Notes exchanged therefor immediately before such exchange.

  DISPOSITION OF THE NOTES

     Upon the disposition of a Note by sale, exchange, redemption or other taxable disposition (other than an exchange for new notes pursuant to the exchange offer or other tax-free transaction), a U.S. Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the Note (other than amounts attributable to accrued interest on the Note, which will be treated as ordinary interest income for U.S. federal income tax purposes if not previously included in gross income) and (2) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder less any prior principal payments. Gain or loss from the taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year at the time of the disposition. For non-corporate U.S. holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations under the Code.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Where required, information will be reported to both U.S. Holders of Notes and the IRS regarding the amount of interest and principal paid on the Notes in each calendar year as well as the corresponding amount of tax withheld, if any exists. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that such U.S. Holders establish entitlement to an exemption.

     Under the backup withholding provisions of the Code and the applicable Treasury regulations, a holder of Notes may be subject to backup withholding (currently at a 28% rate) with respect to interest and principal paid on the Notes and/or the proceeds from dispositions of the Notes. Certain U.S. holders (including, among others, corporations and tax-exempt organizations) are generally not subject to backup withholding. U.S. Holders will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder: (1) fails to furnish its taxpayer identification number, or TIN (which, for an individual, is ordinarily his or her social security number); (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to properly report payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. holder that it is subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

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TAXATION OF NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the Notes by an initial investor of the Notes that is neither a U.S. Holder as defined above nor a partnership. The rules governing the U.S. federal income taxation of a non-U.S. Holder of Notes are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

  TAXATION OF INTEREST

     Generally, interest income earned on a Note by a non-U.S. Holder will qualify for the "portfolio interest" exception, and therefore will not be subject to U.S. federal income tax or withholding tax, if

     - the interest income is not effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder (i.e., not "U.S. trade or business income"):

     - the non-U.S. Holder does not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of our stock entitled to vote;

     - the non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership;

     - the non-U.S. Holder is not a bank which acquired the Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

     - either (A) the non-U.S. Holder certifies, under penalty of perjury, to us or our agent that it is not a U.S. person and such non-U.S. Holder provides its name, address and certain other information on a properly executed Form W-8 BEN (or an applicable substitute form), or (B) a securities clearing organization bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note on behalf of the beneficial owner and provides a statement to us or our agent signed under penalty of perjury in which the organization, bank or financial institution certifies that the form or an applicable substitute has been received by it from the non-U.S. Holder or from another financial institution entity on behalf of the non-U.S. Holder and furnishes us or our agent with a copy thereof.

     If a non-U.S. Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to U.S. federal withholding tax but will be taxed on a net income basis at regular U.S. federal income tax rates, and if the non-U.S. Holder is a foreign corporation, such U.S. trade or business income may be subject to the branch profits tax equal to 30%, or a lower rate provided by an applicable income tax treaty. In order to claim the benefit provided by an applicable income tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-U.S. Holder must provide either:

     - a properly executed Form W-8 BEN (or an applicable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

     - a properly executed Form W-8 ECI (or an applicable substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder.

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  DISPOSITION OF THE NOTES

     Generally, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other taxable disposition (other than an exchange for new notes pursuant to the exchange offer or other tax free transaction) of a Note unless:

     - the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment (for a fixed base) in the United States); or

     - the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the Note is made and certain other requirements are met, or is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain former citizens and residents of the United States.

     A non-U.S. holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale, except as otherwise required by an applicable income tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. The exchange of the Notes for the new notes in the exchange offer will not constitute a taxable exchange.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Where required, information will be reported annually to each non-U.S. Holder as well as the IRS regarding any interest that is either subject to withholding or exempt from U.S. federal withholding tax pursuant to an applicable income tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-U.S. Holder resides under the provisions of a specific treaty or agreement.

     Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of Notes may be subject to backup withholding (currently at a 28% rate) with respect to interest and principal paid on the Notes and/or the proceeds from dispositions of the Notes. However, the Treasury regulations provide that payments of principal and interest to a non-U.S. Holder will not be subject to backup withholding and information reporting if the non-U.S. Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption, provided that neither us or our paying agent has actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the non-U.S. Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption, provided that the broker does not have actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding.

     When a non-U.S. Holder receives a payment of proceeds from the disposition of Notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the Treasury regulations require information reporting (but generally not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. federal income tax return for claiming a refund of such backup withholding.

  U.S. FEDERAL ESTATE TAX

     The U.S. federal estate tax will not apply to Notes owned by an individual who is not a citizen or resident of the United States at the time of his death provided that (1) the individual does not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of our stock entitled to vote and (2) interest on the Note would not have been, if received at the time death, effectively connected with the conduct of a U.S. trade or business of such holder.

     INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, we have agreed that we would not for a period of 90 days from April 13, 2004, the date of the offering memorandum distributed in connection with the sale of the old notes, directly or indirectly offer, sell, grant any options to purchase or otherwise dispose of any debt securities other than in connection with this exchange offer.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have been advised by the initial purchasers of the old notes, that following completion of the exchange offer they intend to make a market in the new notes to be issued in the exchange offer. However, they are under no obligation to do so and any market activities with respect to the new notes may be discontinued at any time.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the new notes will be passed upon for us by Shearman & Sterling LLP, New York, New York.

                                    EXPERTS


     The financial statements of MemberWorks Incorporated incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2004 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accountants, given on authority of said firm as experts in auditing and accounting.



     The financial statements of Lavalife Inc. of September 30, 2003 and 2002, and for each of the two years in the period ended September 30, 2003, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent accountants.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                           INCORPORATION BY REFERENCE


     We are incorporating by reference into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus but is automatically updated and superseded by information in this prospectus, including our financial statements for the year ended June 30, 2004. In addition, information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, any filings made by us after the date of the registration statement and prior to effectiveness of the registration statement and any filings made by us after the date of this prospectus with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), until our offering is complete. The documents we incorporate by reference are:



     - Our Annual Report on Form 10-K for the year ended June 30, 2004 filed on September 13, 2004.



     - Our Current Reports on Form 8-K filed on September 10, 2004, October 12, 2004 and October 20, 2004.



     - The audited consolidated financial statements of Lavalife Inc. for the years ended September 30, 2003 and 2002, attached as Exhibit 99.2 to our Current Report on Form 8-K filed on March 26, 2004.


     - Our Proxy Statement on Schedule 14A filed on October 28, 2004.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                            MemberWorks Incorporated
                            680 Washington Boulevard
                          Stamford, Connecticut 06901
                         Attention: Investor Relations
                           Telephone: (203) 324-7635

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expense in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Our certificate of incorporation and by-laws provide that we shall, to the maximum extent permitted under Delaware law, indemnify any director or officer of the corporation who is or was made a party to any action or proceeding by reason of the fact that he or she is or was an agent of the corporation, against liability incurred in connection with such action or proceeding. We have entered into agreements with our directors, executive officers and some of our other officers implementing such indemnification. In addition, our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. We may also purchase and maintain insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

     (b) Financial Statement Schedule.

     Not applicable.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          MEMBERWORKS INCORPORATED

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                               Senior Vice President, General
                                                           Counsel

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                             President, Chief Executive Officer and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                               Executive Vice President and Chief Financial
 ------------------------------------------------                         Officer
                  James B. Duffy


                        *                                                 Director
 ------------------------------------------------
                 Alec L. Ellison


                        *                                                 Director
 ------------------------------------------------
                Scott N. Flanders


                        *                                                 Director
 ------------------------------------------------
                Robert Kamerschen


                        *                                                 Director
 ------------------------------------------------
               Michael T. McClorey


                        *                                                 Director
 ------------------------------------------------
                 Edward M. Stern


                        *                                                 Director
 ------------------------------------------------
                  Marc S. Tesler


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA BALTIMORE LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA COLORADO LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

     do or cause to be done by virtue hereof.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA GEORGIA LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

     do or cause to be done by virtue hereof.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA MICHIGAN LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA NEW JERSEY LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA NEW YORK LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA OHIO LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA PENNSYLVANIA
                                          LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          LAVALIFE WASHINGTON D.C., L.L.C.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE MEDIA GROUP (USA) LTD.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE MEDIA CONSOLIDATED, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE (TX) VOICE MEDIA CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE L.A. VOICE MEDIA CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE MEDIA (IL) CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE MEDIA MO CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          BARNES HOLDING CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE S.J. VOICE MEDIA CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA (CA) CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA (MN) CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          INTERACTIVE VOICE MEDIA (SACRAMENTO)
                                          CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                          President and Director
 ------------------------------------------------
                 Gary A. Johnson


                        *                                  Vice President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                   Bruce Croxon


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          COVERDELL & COMPANY, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                    Assistant Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                  President and Chief Executive Officer
 ------------------------------------------------
                  Michael Owens


                        *                                                 Director
 ------------------------------------------------
                  James B. Duffy


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          DISCOUNT DEVELOPMENT SERVICES, L.L.C

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                    Assistant Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.


                    SIGNATURE                                 TITLE
                    ---------                                 -----

                        *                                   President
 ------------------------------------------------
               Vincent DiBenedetto


                        *                               Vice President and
 ------------------------------------------------            Director
                  James B. Duffy


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          MEMBERWORKS CANADA LLC

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                Vice President and Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                     President, Secretary and Manager
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                             Vice President and Treasurer
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          IMPAQ MARKETING CORPORATION

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                Vice President and Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                    President, Secretary and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                             Vice President and Treasurer
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          BEST BENEFITS, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                Vice President and Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                    President, Secretary and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                             Vice President and Treasurer
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          UNI-CARE, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                    Assistant Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                                President
 ------------------------------------------------
               Vincent DiBenedetto


                        *                                  Vice President, Secretary and Director
 ------------------------------------------------
                  James B. Duffy


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          QUOTA-PHONE, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                Vice President and Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                    President, Secretary and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                             Vice President and Treasurer
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          COUNTRYWIDE DENTAL, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                Vice President and Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                    President, Secretary and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                             Vice President and Treasurer
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          LAVALIFE INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                         Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                    President, Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


                        *                                                 Director
 ------------------------------------------------
                 Gary A. Johnson


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          LAVALIFE CORP.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                    Assistant Secretary

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                   Chief Executive Officer and Director
 ------------------------------------------------
                   Bruce Croxon


                        *                                     Assistant Treasurer and Director
 ------------------------------------------------
                  James B. Duffy


                        *                                                 Director
 ------------------------------------------------
                 Gary A. Johnson


               /s/ GEORGE W. THOMAS                                       Director
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          MYHEALTHYSAVINGS.COM, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                Vice President and Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                    President, Secretary and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                             Vice President and Treasurer
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 5, 2004.

                                          BILLING SERVICES INTERNATIONAL, INC.

                                          By:     /s/ GEORGE W. THOMAS
                                            ------------------------------------
                                                      George W. Thomas
                                                Vice President and Treasurer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 5, 2004.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                    President, Secretary and Director
 ------------------------------------------------
                  James B. Duffy


               /s/ GEORGE W. THOMAS                             Vice President and Treasurer
 ------------------------------------------------
                 George W. Thomas


*By:               /s/ GEORGE W. THOMAS
        ------------------------------------------
                     George W. Thomas
                     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.                     DESCRIPTION OF EXHIBITS
-----------                     -----------------------
  3.1**       Restated Certificate of Incorporation of MemberWorks
              Incorporated (filed as Exhibit 3.3 to the Company's
              Registration Statement on Form S-1, Registration No.
              333-10541, filed on October 18, 1996, and incorporated
              herein by reference).
  3.2**       Restated By-laws of MemberWorks Incorporated, as amended
              (filed as Exhibit 3.4 to the Company's Registration
              Statement on Form S-1, Registration No. 333-10541, filed on
              October 18, 1996, and incorporated herein by reference).
  3.3*        Certificate of Formation of Interactive Voice Media
              Baltimore L.L.C.
  3.4*        Limited Liability Company Agreement with Amendments of
              Interactive Voice Media Baltimore L.L.C.
  3.5*        Certificate of Formation and Certificate of Merger of
              Interactive Voice Media Colorado LLC
  3.6*        Limited Liability Company Agreement with Amendment of
              Interactive Voice Media Colorado LLC
  3.7*        Certificate of Formation and Certificate of Merger of
              Interactive Voice Media Georgia LLC
  3.8*        Limited Liability Company Agreement with Amendment of
              Interactive Voice Media Georgia LLC
  3.9*        Certificate of Formation of Interactive Voice Media Michigan
              L.L.C
  3.10*       Limited Liability Company Agreement with Amendments of
              Interactive Voice Media Michigan L.L.C
  3.11*       Certificate of Formation and Certificate of Merger of
              Interactive Voice Media New Jersey LLC
  3.12*       Limited Liability Company Agreement with Amendment of
              Interactive Voice Media New Jersey LLC
  3.13*       Certificate of Formation and Certificate of Merger of
              Interactive Voice Media New York LLC
  3.14*       Limited Liability Company Agreement with Amendment of
              Interactive Voice Media New York LLC
  3.15*       Certificate of Formation and Certificate of Merger of
              Interactive Voice Media Ohio LLC
  3.16*       Limited Liability Company Agreement with Amendment of
              Interactive Voice Media Ohio LLC
  3.17*       Certificate of Formation and Certificate of Merger of
              Interactive Voice Media Pennsylvania LLC
  3.18*       Limited Liability Company Agreement with Amendment of
              Interactive Voice Media Pennsylvania LLC
  3.19*       Certificate of Formation and Certificate of Amendment of
              Lavalife Washington D.C., L.L.C
  3.20*       Limited Liability Company Agreement with Amendments of
              Lavalife Washington D.C., L.L.C.
  3.21*       Certificate of Incorporation and Certificate of Amendment of
              Interactive Media Group (USA) Ltd.
  3.22*       Bylaws of Interactive Media Group (USA) Ltd.
  3.23*       Certificate of Incorporation of Interactive Media
              Consolidated, Inc.
  3.24*       Bylaws of Interactive Media Consolidated, Inc.
  3.25*       Articles of Incorporation of Interactive (TX) Voice Media
              Corp.
  3.26*       Bylaws of Interactive (TX) Voice Media Corp.
  3.27*       Articles of Incorporation of Interactive L.A. Voice Media
              Corp.
  3.28*       Bylaws of Interactive L.A. Voice Media Corp.
  3.29*       Articles of Incorporation of Interactive Media (IL) Corp.
  3.30*       Bylaws of Interactive Media (IL) Corp.
  3.31*       Articles of Incorporation of Interactive Media MO Corp.
  3.32*       Bylaws of Interactive Media MO Corp.
  3.33*       Articles of Incorporation and Certificate of Amendment of
              Interactive Voice Media (CA) Corp.
  3.34*       Bylaws of Interactive Voice Media (CA) Corp.

EXHIBIT NO.                     DESCRIPTION OF EXHIBITS
-----------                     -----------------------
  3.35*       Certificate of Incorporation of Interactive Voice Media (MN)
              Corp.
  3.36*       Bylaws of Interactive Voice Media (MN) Corp.
  3.37*       Certificate of Incorporation and Certificate of Amendment of
              Barnes Holding Corporation
  3.38*       Bylaws of Barnes Holding Corporation
  3.39*       Articles of Incorporation of Interactive Voice Media
              (Sacramento) Corp.
  3.40*       Bylaws of Interactive Voice Media (Sacramento) Corp.
  3.41*       Articles of Incorporation of Interactive S.J. Media Corp.
  3.42*       Bylaws of Interactive S.J. Media Corp.
  3.43*       Articles of Incorporation, Amendments and Certificate of
              Merger of Coverdell & Company, Inc.
  3.44*       Bylaws of Coverdell & Company, Inc.
  3.45*       Articles of Organization of Discount Development Services,
              L.L.C.
  3.46*       Limited Liability Company Operating Agreement of Discount
              Development Services, L.L.C.
  3.47*       Certificate of Formation of MemberWorks Canada LLC
  3.48*       Limited Liability Company Operating Agreement of MemberWorks
              Canada LLC
  3.49*       Certificate of Incorporation of Impaq Marketing Corporation
  3.50*       Bylaws of Impaq Marketing Corporation
  3.51*       Certificate of Incorporation of Best Benefits, Inc.
  3.52*       Bylaws of Best Benefits, Inc.
  3.53*       Articles of Incorporation of Uni-Care, Inc.
  3.54*       Bylaws of Uni-Care, Inc.
  3.55*       Certificate of Incorporation, Amendment and Certificate of
              Merger of Quota-Phone, Inc.
  3.56*       Bylaws of Quota-Phone, Inc.
  3.57*       Certificate of Incorporation and Amendment of Countrywide
              Dental, Inc.
  3.58*       Bylaws of Countrywide Dental, Inc.
  3.59        Certificate of Incorporation* and Certificate of Amendment
              of Lavalife Inc. (formerly MemberWorks Canada Holdco, Inc.)
  3.60*       Bylaws of Lavalife Inc. (formerly MemberWorks Canada Holdco,
              Inc.)
  3.61*       Memorandum of Association and Articles of Association of
              Lavalife Corp.
  3.62*       Certificate of Incorporation of MyHealthySavings.com, Inc.
  3.63*       Bylaws of MyHealthySavings.com, Inc.
  3.64*       Certificate of Incorporation of Billing Services
              International, Inc.
  3.65*       Bylaws of Billing Services International, Inc.
  4.1*        Indenture dated as of April 13, 2004 between MemberWorks
              Incorporated and each of the Guarantors party thereto and
              LaSalle Bank National Association, as Trustee relating to
              the 9 1/4% Senior Notes due 2014, including the Form of
              notes.
  4.2*        Registration Rights Agreement dated as of April 13, 2004
              between MemberWorks Incorporated and each of the Guarantors party thereto and Lehman Brothers Inc., UBS Securities LLC and ABN AMRO Incorporated.
  5.1         Opinion of Shearman & Sterling LLP.
 12.1         Computation of Ratio of Earnings to Fixed Charges.
 21.1*        List of subsidiaries.
 23.1         Consent of PricewaterhouseCoopers LLP, as independent
              registered public accounting firm.
 23.2         Consent of Ernst & Young LLP, as independent accountants.
 24.1*        Power of Attorney (contained on signature page).

EXHIBIT NO.                     DESCRIPTION OF EXHIBITS
-----------                     -----------------------
 25.1*        Form T-1 Statement of Eligibility of Trustee under the Trust
              Indenture Act of 1939 of LaSalle Bank National Association.
 99.1*        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companied and Other Nominees.
 99.2*        Form of Letter of Transmittal.
 99.3*        Form of Letter to Clients.
 99.4*        Form of Notice of Guaranteed Delivery.
 99.5*        Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9.

---------------

** Previously filed.

* Previously filed as an Exhibit to Registration Statement on Form S-4, Registration No. 333-115500, filed on May 14, 2004, and incorporated herein by reference.